SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☑  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material pursuant to Rule 14a-12

EMS TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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identify the filing for which the offsetting fee was paid previously. Identify the previous
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2011
PROXY STATEMENT
GENERAL INFORMATION
QUESTIONS AND ANSWERS
PROPOSAL 1 -- ELECTION OF DIRECTORS
SECURITY OWNERSHIP
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table for 2010
2010 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2010 Year-End
2010 Option Exercises and Stock Vested
Equity Compensation Plans
PROPOSAL 2 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 3 -- ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
AUDIT MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4 -- RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RELATED PARTY TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS
HOUSEHOLDING
AVAILABLE INFORMATION
APPENDIX A

EMS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2011

Notice is hereby given that the Annual Meeting of Shareholders of EMS Technologies, Inc. (the “Company”) will be held at 11:00 a.m. local Atlanta time on May 12, 2011, at the Company’s headquarters at 660 Engineering Drive, Norcross, Georgia 30092, for the following purposes:

1. To elect ten directors nominated by the Board of Directors and listed in the accompanying Proxy Statement to serve during the ensuing year. The Board of Directors unanimously recommends a vote FOR the election of each of the Board’s nominees on the enclosed WHITE proxy card.

2. To conduct an advisory vote on executive compensation, often referred to as a “say on pay.” The Board of Directors unanimously recommends a vote FOR this proposal.

3. To conduct an advisory vote on the frequency of future advisory votes on compensation, often referred to as a “say when on pay.” The Board of Directors unanimously recommends a vote for an advisory vote on executive compensation every ONE year.

4. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011. The Board of Directors unanimously recommends a vote FOR this proposal.

5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only holders of record of common stock of the Company at the close of business on March 18, 2011, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Your attention is directed to the Proxy Statement provided with this Notice.

By Order of the Board of Directors,

William S. Jacobs
Secretary

Norcross, Georgia
March   , 2011

Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed WHITE proxy card using the enclosed return envelope, or, if applicable, vote by telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. If you are a shareholder of record and you attend the Annual Meeting, you may revoke the proxy and vote your shares in person. If you are a beneficial owner and you have a legal proxy to vote your shares, you may vote in person at the Annual Meeting. We urge you to vote promptly by proxy even if you plan to attend the Annual Meeting.

If you hold shares of common stock through a bank, broker or other nominee, your bank, broker or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, your bank, broker or other nominee can only vote your shares on certain limited matters, but will not be able to vote your shares on other matters. It is important that you provide voting instructions because banks, brokers and other nominees do not have the authority to vote your shares for the election of directors, for the “say on pay” advisory vote or for the “say when on pay” advisory vote without instructions from you.

MMI Investments, L.P. has provided notice that it intends to nominate a slate of four director nominees for election to the Company’s Board of Directors at the Annual Meeting. The Board of

Directors believes that this action is not in your best interest and urges you not to sign or return the gold proxy card that MMI Investments, L.P. may send to you. You can revoke any proxy card previously signed by you by completing, dating, signing and returning the WHITE proxy card in the enclosed envelope. If you have questions or need assistance in voting please contact our proxy solicitor at the telephone number below:

199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (800) 561-2871

Important Notice regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 12, 2011: The 2011 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2010 are also available at www.ems-t.com/proxydocs.

EMS TECHNOLOGIES, INC.
660 Engineering Drive, Technology Park/Atlanta,
Norcross, Georgia 30092

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2011

GENERAL INFORMATION

Shareholders’ Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of EMS Technologies, Inc. (the “Company”) of proxies to be used at the Annual Meeting of Shareholders to be held at 11:00 a.m. local Atlanta time on May 12, 2011, at the Company’s headquarters at 660 Engineering Drive, Norcross, Georgia 30092. We intend to mail these proxy materials on or about March   , 2011 to all shareholders of record entitled to vote at the Annual Meeting.

Matters to be Acted Upon

The following matters will be acted upon at the Annual Meeting of Shareholders:

1. The election of ten directors nominated by the Board of Directors and listed in this Proxy Statement to serve during the ensuing year. The Board of Directors unanimously recommends a vote FOR the election of each of the Board’s nominees on the enclosed WHITE proxy card. We urge you not to vote for any individuals that may be nominated by MMI Investments, L.P. and not to execute any proxy card other than the WHITE proxy card.

2. An advisory vote on executive compensation, often referred to as a “say on pay.” The Board of Directors unanimously recommends a vote FOR this proposal.

3. An advisory vote on the frequency of future advisory votes on compensation, often referred to as a “say when on pay.” The Board of Directors unanimously recommends a vote for an advisory vote on executive compensation every ONE year.

4. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011. The Board of Directors unanimously recommends a vote FOR this proposal.

5. The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 12, 2011: The 2011 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2010 are also available at www.ems-t.com/proxydocs.

QUESTIONS AND ANSWERS

Why is this Proxy Statement being made available?

Our Board of Directors has made this Proxy Statement available to you because you own shares of our common stock. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed WHITE proxy card, or follow the instructions on the WHITE proxy card to submit your proxy over the phone or through the Internet. In doing so, you appoint John B. Mowell, Neilson A. Mackay and Timothy C. Reis as your representatives at the Annual Meeting. Messrs. Mowell, Mackay and Reis will vote your shares at the Annual Meeting as you have instructed them. This way, your shares will be voted whether or not you attend the Annual Meeting. If an issue comes up for vote at the Annual Meeting other than the proposals described in this Proxy Statement, Messrs. Mowell, Mackay and Reis will vote your shares, under your proxy, at their discretion.

Who can vote at the Annual Meeting?

Only holders of record of common stock as of the close of business on March 18, 2011, the record date, will be entitled to notice of and to vote at the Annual Meeting. As of the record date, we had           shares of common stock outstanding. Each holder of common stock on the record date is entitled to one vote for each share of common stock held. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted upon.

Will there be a proxy contest for the election of directors at the Annual Meeting?

Our Board of Directors believes that the directors it has nominated for election at the Annual Meeting represent the best interests of all shareholders and should be elected. However, MMI Investments, L.P. has provided notice that it intends to nominate a slate of four director nominees for election to our 10-member Board of Directors at the Annual Meeting. Consistent with its process of considering potential director candidates, our Board’s Governance Committee invited three of the director nominees put forth by MMI Investments, L.P. to meet with the Committee. However, the Committee’s invitation was declined by MMI Investments, L.P.

Our Board does not endorse the nominees that are being put forward by MMI Investments, L.P. and maintains that electing MMI’s nominees would not be in the best interests of all shareholders. Our Board of Directors urges you not to sign or return the gold proxy card that MMI Investments, L.P. may send you. You can revoke any proxy card previously signed by you by completing, dating, signing and returning the WHITE proxy card in the enclosed envelope or by voting by telephone or through the Internet as specified on the WHITE proxy card.

How do I vote?

If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•	by signing and dating your WHITE proxy card and mailing it in the prepaid and addressed envelope enclosed therewith,

•	over the Internet at the web address noted in the WHITE proxy card you received,

•	by telephone through the number noted in the WHITE proxy card you received, or

•	by attending the Annual Meeting of Shareholders and voting in person.

How may I vote for each proposal?

•	For “Proposal 1 — Election of Directors,” you may vote FOR all nominees, WITHHOLD from all nominees or WITHHOLD from individual nominees.

•	For “Proposal 2 — Advisory Vote on Executive Compensation,” you may vote FOR, AGAINST or ABSTAIN, on an advisory basis, on the approval of executive compensation.

•	For “Proposal 3 — Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation,” you may indicate your preference for a vote on executive compensation every ONE, TWO or THREE years or ABSTAIN from voting.

•	For “Proposal 4 — Ratification of the Appointment of the Independent Registered Public Accounting Firm,” you may vote FOR, AGAINST, or ABSTAIN from voting.

How does the Board of Directors recommend that I vote?

The Board of Directors unanimously recommends that you vote:

•	FOR the election of each of the ten directors nominated by the Board of Directors and listed in this Proxy Statement,

•	FOR the approval of the executive compensation of the named executive officers as disclosed in this Proxy Statement,

•	for future advisory votes on executive compensation every ONE year, and

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

How many votes are needed to elect directors?

Directors are elected by a plurality vote. As a result, the ten director nominees receiving the highest number of FOR votes will be elected as directors. If you abstain from voting on the proposal and a quorum is present, abstentions will have no effect on the outcome of the vote.

How many votes are needed to approve the advisory votes on executive compensation?

With respect to the “say on pay” vote, in order to pass, the FOR votes cast at the Annual Meeting must exceed the AGAINST votes cast at the Annual Meeting. If you abstain from voting on the proposal and a quorum is present, abstentions will have no effect on the outcome of the vote.

With respect to the “say when on pay” vote, the particular frequency (every ONE, TWO, or THREE years) that receives the greatest number of votes will be considered the frequency selected by the shareholders. If you abstain from voting on the proposal and a quorum is present, abstentions will have no effect on the outcome of the vote.

How many votes are needed to approve the proposal to ratify the appointment of the independent registered public accounting firm?

For the proposal to pass, the FOR votes cast at the Annual Meeting must exceed the AGAINST votes cast at the Annual Meeting. If you abstain from voting on the proposal and a quorum is present, abstentions will have no effect on the outcome of the vote.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the voting processes of the broker, bank or other nominee. Street name holders may vote in person only if they have a legal proxy to vote their shares as described below.

What if I change my mind after I vote my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	signing and returning a proxy card with a later date,

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 11, 2011,

•	voting in person at the Annual Meeting, or

•	giving written notice to the Secretary at 660 Engineering Drive, Norcross, Georgia 30092.

Please note that street name holders cannot vote in person at the Annual Meeting unless they have a legal proxy.

What should I do if I receive a gold proxy card from MMI Investments, L.P.?

Our Board of Directors recommends that you discard any proxy cards received from MMI Investments, L.P. MMI Investments, L.P. has provided notice that it intends to nominate a slate of four director nominees for election to our Board of Directors at the Annual Meeting. Accordingly, you may receive proxy solicitation materials from MMI Investments, L.P., including an opposition proxy statement and proxy card. We urge you not to sign or return any gold proxy card sent to you by MMI Investments, L.P. If you have previously voted using the proxy card sent to you by MMI Investments, L.P., you have every right to change your vote by completing, dating, signing and returning the WHITE proxy card in the enclosed envelope or by voting by telephone or through the Internet as specified on the WHITE proxy card. Only the latest dated proxy you submit will be counted.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, we must have a quorum, which means that a majority of the total votes entitled to be cast by record holders of the common stock as of the record date must be present at the Annual Meeting. Abstentions will be treated as present for purposes of determining a quorum.

Will my shares be voted if I do not vote over the Internet, vote by telephone, sign and return my proxy card or vote in person at the Annual Meeting?

If you are a registered shareholder, meaning that your shares are registered in your name, and you do not vote over the Internet, by telephone, by signing and returning your proxy card or by voting in person at the Annual Meeting, then your shares will not be voted and will not count in deciding the matters presented for consideration in this Proxy Statement.

If your shares are held in street name and you do not vote your shares, your broker, bank or other nominee may vote your shares on your behalf on certain routine matters.

On “routine” matters, including the ratification of the appointment of the independent registered public accountants described in this Proxy Statement, brokerage firms have authority to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter.

On non-routine matters, including the election of directors, the “say on pay” advisory vote and the “say when on pay” advisory vote described in this Proxy Statement, if the brokerage firm has not received instructions from the shareholder, the brokerage firm cannot vote the shares on that proposal. Accordingly, it is particularly important that you provide voting instructions to your brokerage firm, so that your shares may be voted in the election of directors, the “say on pay” advisory vote and the “say when on pay” advisory vote.

When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the Annual Meeting.

What if I return my WHITE proxy card but do not provide voting instructions?

If you return a signed WHITE proxy card but do not provide voting instructions, your shares will be voted FOR the ten directors nominated by the Board of Directors and listed in this Proxy Statement, FOR the approval, on an advisory basis, of executive compensation, for an advisory vote on executive compensation every ONE year, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for the current year.

Can shareholders vote in person at the Annual Meeting?

We will pass out written ballots to anyone who wants to vote at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you must bring with you a legal proxy from your broker, bank or other nominee authorizing you to vote such shares in order to vote in person at the Annual Meeting. Please note that if you request a legal proxy, any previously submitted proxy will be revoked and your shares will not be voted unless you attend the Annual Meeting and vote in person or appoint another proxy to vote on your behalf.

Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting. We will publish the final results in a Current Report on Form 8-K within four business days of the Annual Meeting. We will file that report with the Securities and Exchange Commission (“SEC”), and you can get a copy from:

•	our website at www.ems-t.com,

•	the SEC’s website at www.sec.gov,

•	the SEC at (800) SEC-0330, or

•	our Secretary at EMS Technologies, Inc., 660 Engineering Drive, Norcross, Georgia 30092.

Who will pay for the costs of soliciting proxies?

The cost of soliciting proxies as provided in this Proxy Statement will be borne by the Company. We have retained Georgeson Inc., a professional proxy solicitation firm, to provide soliciting assistance, principally in the nature of solicitation with respect to shares held by brokers, banks and institutional holders, at a cost of approximately $125,000, plus out-of-pocket expenses. Georgeson expects that approximately 50 of its employees will assist in the solicitation. We may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by us for their reasonable out-of-pocket expenses of solicitation. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by officers, directors and employees of the Company that are identified as “participants” on Appendix A to this Proxy Statement. No additional compensation will be paid to directors, officers or other regular employees for such services. Our expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers) are currently expected to be approximately $117,000 in the aggregate, of which approximately $50,000 has been spent as of March 1, 2011.

Whom can I call if I have questions about voting my proxy?

If you have questions or need assistance in voting please contact our proxy solicitor at the telephone number below:

199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll-Free (800) 561-2871

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Bylaws provide that the number of members of the Board of Directors shall be determined by the Board, which has set that number at ten.

Upon the recommendation of our independent Governance Committee, the Board of Directors has nominated Richard A. Beyer, John R. Bolton, Hermann Buerger, Joseph D. Burns, Russell G. Chew, John R. Kreick, Neilson A. Mackay, John B. Mowell, Bradford W. Parkinson and Norman E. Thagard for election at the Annual Meeting. Messrs. Beyer and Chew are new nominees for Director in 2011 and have not previously served on our Board. Messrs. Beyer and Chew were each recommended as a candidate by one of our independent directors.

Thomas W. O’Connell and John L. Woodward are not standing for election to further terms. We thank them for their many years of dedicated service and contributions to our company.

The following table lists the nominees and their ages, their other positions with the Company, their principal occupations and other professional activities at present and during at least the past five years, and, for current members of the Board, the year each was first elected as a director. All nominees are believed to possess experience and capabilities in areas of particular significance to the long-term creation of value for the shareholders, the qualities of integrity and intellect, high levels of commitment, adequate availability, strong communication skills, and the ability to engage in collegial debate and problem solving that enable each to contribute to the Board’s processes and deliberations. Qualifications and skills related to their individual backgrounds and expertise that have resulted in their nominations are discussed in the table.

		Year First
		Elected
Name and Principal Occupations	Age	Director

Mr. Richard A. Beyer.	53	—

Mr. Beyer currently serves as the president of Wheeling Jesuit University, since January 2011. From February 2004 until December 2010, Mr. Beyer was employed in positions of increasing responsibility by Trimble Navigation Limited., a provider of advanced positioning product solutions to commercial and government users, including as a Corporate Vice President and a member of the Executive Committee since 2006. From 2004 to 2006, Mr. Beyer served as president of Trimble Mobile Solutions, a division of Trimble. From 2002 to 2004, Mr. Beyer was Chief Executive Officer of TracerNET Corporation, a wireless Global Positioning System (“GPS”) systems company that was acquired by Trimble. Prior to joining TracerNET, Mr. Beyer held senior executive positions including President, Husky Technologies, a ruggedized mobile computing systems company, Vice President, Marketing and Sales at Qualcomm’s OmniTRACS division and General Manager, on-board computing, at Rockwell Collins. Mr. Beyer currently serves on the Board of Trustees of The American University, Washington, D.C., and on the Board of Directors of the Association of Governing Boards of Universities and Colleges. Mr. Beyer also served on the Board of Trustees of Olivet College, Olivet, Michigan, from 1994 to 2005, was Chairman of the Board from 2000 to 2002 and was elected Trustee Emeritus in 2007.

Individual Qualifications:  Mr. Beyer brings to the Board of Directors over 24 years of experience in GPS and wireless mobile computing through his executive positions. In particular, his extensive background with GPS companies and GPS applications allows him to oversee and understand the alignment of market-driven solutions for commercial and government markets. He also brings to the Board significant governance and leadership experience from his over 16 years of experience in serving educational and nonprofit organizations.

		Year First
		Elected
Name and Principal Occupations	Age	Director

Amb. John R. Bolton	62	2009

Amb. Bolton is an attorney, currently of counsel with the Washington office of Kirkland & Ellis, and earlier a partner at Covington & Burling. Among other legal positions, he has served as Assistant Attorney General for the Justice Department Civil Division (1988-1989), the Department’s largest litigating division, and Assistant Attorney General for Legislative Affairs (1985-1988), managing the Department’s relations with Congress. His practice has included international corporate litigation, antitrust, constitutional law, and public policy representation. Amb. Bolton has long been involved in international affairs. He is a Senior Fellow at the American Enterprise Institute, focusing on foreign and national security policy. Previously, he served as United States Permanent Representative to the United Nations (2005-2006) and Under Secretary of State for Arms Control and International Security (2001-2005). Prior to this period of government service, he was also at the American Enterprise Institute. Under the George H.W. Bush administration, Amb. Bolton served as Assistant Secretary of State for International Organization Affairs (1989-1993). He has served as a director of Diamond Offshore Drilling, Inc., a leading, global offshore oil and gas drilling contractor, since 2007, and is currently a Senior Adviser to the Rhone Group, a private equity firm.

Individual Qualifications:  Amb. Bolton brings valuable knowledge and skills to the Board of Directors as a result of over 30 years experience with governmental and public policy issues and 20 years as a practicing attorney. Amb. Bolton has unparalleled experience and insights with respect to foreign relations potentially affecting the Company’s defense and foreign sales from his many years of government service, including with the United Nations and U.S. Department of State, and his work with the American Enterprise Institute. In addition, Amb. Bolton has significant leadership experience and negotiation tactics skills. Amb. Bolton also brings the experience of serving as a director of another public company, Diamond Offshore Drilling, Inc.

Hermann Buerger	67	2003

Until 2004, Mr. Buerger was a Regional Board Member and CEO of the Americas, Commerzbank AG, where he held various management positions over a 30-year career. Mr. Buerger has been a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil (2002-2004), and of the Advisory Board of the Wharton Real Estate Center (1997-2004). Mr. Buerger is a director of Sapient Corporation (since 2006), a global services company that helps clients leverage marketing and technology to transform their businesses, where he chairs the audit committee. Mr. Buerger also served as a director of Alpha Natural Resource, Inc. (from 2008-2009), one of America’s premier coal suppliers, where he served on the audit committee. In the past, Mr. Buerger served as a director at Paging Network Inc, PTEK Holdings, Inc (now Premier Global Services), Security Capital Group Incorporated and United Dominion Industries.

Individual Qualifications:  Mr. Buerger brings managerial and leadership skills and financial expertise and experience to the Board of Directors as a result of his career in the banking industry. He has extensive senior management expertise through his management of Commerzbank, a major banking operation, for over 30 years. Mr. Buerger has also served as a director and on the audit committees of multiple public companies, including as an “audit committee financial expert.” With a BA in Economics and an MBA in Finance, his expertise includes financial statement and analysis and managing risks in market, credit and liquidity. Mr. Buerger provides valuable direction to the Company concerning its financial management.

		Year First
		Elected
Name and Principal Occupations	Age	Director

Joseph D. Burns	49	2010

Mr. Burns is the Managing Director of Technology and Flight Test (2010) at United Airlines, where he has been employed since 1992. Other positions at United have included Managing Director — Flight Standards (2003-2009), FAA Certificate Director of Operations (2008-2009), and Director — Flight Standards (2002-2003), in addition to service as an active pilot currently flying Captain on Airbus aircraft. Mr. Burns currently serves on the Executive Advisory Board for Position, Navigation, and Time (GPS), the FAA’s NextGen Advisory Council Subcommittee, the Advisory Board for the National Center for Atmospheric Research, and as Chairman of the ATA Air Traffic Control Council. He is former Vice Chairman of the Airborne Internet Consortium, an industry/government group working on standards and applications for Internet use on commercial aircraft, as well as Chairman of ATN Systems, Inc., an airline-held Datalink consortium. He holds both an M.B.A. and an engineering degree, as well as multiple patents related to communications, security and sensor technologies. Mr. Burns has also served in engineering and executive management positions with various privately owned technology companies.

Individual Qualifications:  Mr. Burns brings direct, high-level experience with commercial aviation connectivity equipment and systems, with next-generation systems for aviation operations, navigation and surveillance, and with related customer requirements and applicable standards, both as currently in effect and as likely to evolve in the future, to the Board of Directors. He acquired this experience through his positions at United Airlines and his leadership roles at a number of leading airline industry research and advisory organizations. Mr. Burns’ engineering and aviation background make him uniquely qualified to oversee and understand technical issues at the Company. Additionally, Mr. Burns brings to the Board of Directors management and leadership experience from companies and organizations he has worked with that focus on aviation connectivity issues.

Russell G. Chew	58	—

Mr. Chew was employed by JetBlue Airways Corporation from 2007 until his retirement in 2010, serving as the President and Chief Operating Officer (2007-2009) and as a Senior Advisor to the Chief Executive Officer (2010). Previously, Mr. Chew served as the Chief Operating Officer of the Federal Aviation Administration (FAA) from 2003 until February 2007. Before joining the FAA, Mr. Chew was employed by American Airlines, Inc. from 1985 through 2003, most recently as Managing Director of Systems Operations Control. Mr. Chew served on the ERA Systems Corp Board of Directors (2008), the Civil Air Navigation Services Organization Executive Committee (2006), ARINC Board of Directors (1994-2003), ATN Systems Board of Directors (1995-2003) as well as many industry committees, such as the Air Traffic Management Advisory Committee (2003-2006).

Individual Qualifications:  Mr. Chew brings valuable aviation operations and technology experience as a result of his positions with JetBlue Airways Corporation, the FAA and American Airlines. In particular, through his experience as the Chief Operating Officer of the FAA, Mr. Chew gained a unique knowledge of domestic and international aviation issues and is expected to provide significant insight to the Company. Mr. Chew brings to the Board of Directors management and leadership experience from these companies and organizations with which he has worked, including his service as the President and Chief Operating Officer of a public company.

		Year First
		Elected
Name and Principal Occupations	Age	Director

John R. Kreick, Ph.D.	66	2003

Dr. Kreick is a senior executive with over 40 years of experience in the electronics and utility sectors. Starting with Sanders, a defense contractor, in 1969, Dr. Kreick held various research and program management positions, advancing to general management and executive management positions, and was named President of Sanders, a Lockheed Company, in 1988. Dr. Kreick instituted programs to improve competitiveness by restructuring, focusing and enhancing technology, improving quality and reducing cost in response to reduced defense spending, with Sanders revenue essentially doubling during his tenure. In 1998, he retired from Sanders and became a private consultant on defense electronics matters. From 2001 to 2008, Dr. Kreick served as Chairman of the Board of CS Draper Laboratory, a research center for NASA and the Department of Defense. Dr. Kreick also serves (since 1998) as a director and (since 2003) as Chairman, and for five months during 2003 served as Chief Executive Officer, of The Pennichuck Corporation, a holding company for water-service utilities and real estate development in New Hampshire. He holds his Ph.D. in Physics from the University of Michigan.

Individual Qualifications: Dr. Kreick brings an exceptional understanding of our core technology for wireless connectively solutions, particularly as related to the defense, space and aviation connectivity businesses, to the Board of Directors. He gained his knowledge as a result of his experience as a private consultant in the defense electronics field, as well as through his senior roles with Draper Labs and Lockheed Martin. Furthermore, through these positions, Dr. Kreick brings to the Board of Directors over 20 years of management and leadership experience. Dr. Kreick’s experience also includes service as a director and Chairman of another public company, Pennichuck Corporation.

		Year First
		Elected
Name and Principal Occupations	Age	Director

Neilson A. Mackay	69	2010

Dr. Mackay has served as our President and Chief Executive Officer since November 2009. Previously, he was our Chief Operating Officer and Executive Vice President (July 2008-November 2009), and our Executive Vice President — Strategy (December 2007-July 2008). From March 2007 until December 2007, he held the positions of Vice President — Corporate Development and President of SATCOM, and from 2001 to 2007, he served as Senior Vice President and General Manager of SATCOM. He joined the Company in January 1993, when the Company acquired an Ottawa, Ontario-based space satellite communications business of which he at that time served as President. Dr. Mackay’s prior executive experience also includes service as Chief Executive Officer of multiple technology and aviation companies, including GEAC Computers, of Toronto, Ontario; Innotech Aviation Ltd., of Montreal, Quebec; and the Trinidad and Tobago Telephone Company, of Trinidad and Tobago. Dr. Mackay earned a Ph.D. in electronics and communications engineering from Sydney University, Australia, and a B.Eng. with distinction from McGill University, Montreal. He is a recipient of the Canadian Business Aviation Association’s lifetime achievement award for service to the aviation industry.

Individual Qualifications: Dr. Mackay brings to the Board of Directors over 30 years of chief executive officer and senior leadership experience in the electronics, communications and aviation markets. He is the architect of our mobile connectivity strategy which, supported by four key acquisitions, has significantly deepened our reach into global resource management and aero connectivity. In his first year as our chief executive officer, we experienced our highest EBITDA margin in our 40 year history. Previously, during Dr. Mackay’s tenure as head of EMS SATCOM, that business became the most profitable business unit in the company and an undisputed leader in commercial aviation satellite communications. Dr. Mackay also brings to the Board broad experience as a change-management executive, leading Innotech Aviation successfully through the 1980s recession, and, after raising some $600 million in funding and forging global partnerships, installing a modern telecommunications system in the country of Trinidad and Tobago. In addition, Dr. Mackay provides to the Board the benefits of his significant experience as a company director, having served on a number of boards in relevant industries, including BWIA Airlines, Innotech Aviation and the Trinidad and Tobago Telephone Company, as well as industry associated boards including TechAmerica and the Queen’s University Innovation Council.

		Year First
		Elected
Name and Principal Occupations	Age	Director

John B. Mowell	76	1984

Mr. Mowell has served as the Chairman of the Board since 2001 and as a director since 1984. In addition, Mr. Mowell served as interim Executive Director of the Company from December 2009 until December 2010 which enabled the Company during that period to maintain its DoD Facility Clearance License required for the performance of certain classified U.S. government programs. Mr. Mowell is the President of Mowell Financial Group, Inc., Tallahassee, FL, an investment management firm (since 1981). He also serves as a director and Chairman of the Board for Entegrion Inc., a privately held medical technologies company, Triangle Park, NC (since 2007) Mr. Mowell was formerly Chairman of the Board (1981-1990) and Chief Executive Officer (1985-1989) of Reflectone, Inc., Tampa, FL, a manufacturer of highly advanced aircraft flight simulators and training systems for commercial and military markets. Mr. Mowell previously served five years as senior partner and portfolio manager of Carret and Company, a New York City investment management firm, where he directed its southern operations. Mr. Mowell is past Chairman of the Florida State Board of Administration’s Investment Advisory Council for the $100 billion Florida State Teacher’s Retirement Fund; the Founding President, past Chairman and Chairman Emeritus of The Economic Club of Florida. He currently serves as a member of the National Council of the American Enterprise Institute (AEI), Washington, DC. Mr. Mowell graduated from the Wharton School of Commerce and Finance and received an honorary doctorate degree in aviation in recognition of his extensive contributions to the highly regarded aviation program at Rocky Mountain College.

Individual Qualifications: Mr. Mowell brings valuable knowledge and understanding of our business and operations to the Board of Directors as a result of his extensive, long-term experience in the development of the company, and as its Chairman since 2001. In addition, Mr. Mowell has broad experience with capital and financial markets, including both commercial and investment banking markets, from his position with Mowell Financial Group, Inc. as well as a member of the board of directors of a significant regional national bank. In addition, Mr. Mowell’s roles as Chairman of the Board and Chief Executive Officer of Reflectone, Inc., a publicly traded NASDAQ company which was sold to British Aerospace, plc, along with his leadership roles with other business enterprises, bring to the Board of Directors management and leadership experience as well as prior public-company experience.

		Year First
		Elected
Name and Principal Occupations	Age	Director

Bradford W. Parkinson, Ph.D.	76	2006

Dr. Parkinson is an aerospace and executive management consultant. He served as the Edward C. Wells Endowed Chair professor (emeritus) at Stanford University and a Professor of Aeronautics and Astronautics at Stanford University since 1984. He was the original program director and chief architect of the Global Positioning System (“GPS”). As a Professor at Stanford, he founded the GPS Laboratory that first demonstrated robotic farm tractors and aircraft blind landings, using GPS alone. In 2003, Dr. Parkinson was awarded the Draper Prize (sometimes called the Nobel Prize for Engineers) by the National Academy of Engineering for his role as chief architect and original Program Director of GPS. Since 1984, he has been a member of the Board of Directors of Trimble Navigation Limited, Sunnyvale, CA, which provides advanced geographical positioning solutions, typically to commercial and governmental users. From 1998 to 1999, he served as Trimble’s President and Chief Executive Officer while that company was seeking a permanent Chief Executive Officer. He helped to lead the company back to profitability and its stock value tripled in one year (1999-2000). In 1979, Dr. Parkinson served as group vice president for Rockwell International directing business development and advanced engineering. In addition, Dr. Parkinson founded and co-directed a Stanford short course on managing innovation for six years, and has taught seminars and short courses on strategic planning for over 30 years. As an executive, he has participated in taking two high-technology companies public. Dr. Parkinson served as a Director of Navigation Technology Ventures, a company devoted to “angel round” funding of startups, and as Chairman of the Board of Trustees of Aerospace Corporation, a private high tech nonprofit corporation that has operated a federally funded research and development center for the United States Air Force since 1960. He is a fellow of five professional societies and editor of the best-selling American Institute of Astronautics and Aeronautics book GPS Theory and Applications. He is active on numerous advisory boards to US government and has served as a Director of a number of other companies for over 25 years.

Individual Qualifications: Dr. Parkinson brings to the Board of Directors a unique perspective into practical applications of engineering and technology as a result of his expertise and understanding of Aeronautics and Astronautics and the related engineering technology gained through his 27 year academic career, his service on numerous advisory boards, including the NASA Advisory Council, and his experience as a consultant in the aerospace field. In particular, as the chief architect and original Program Director of GPS, Dr. Parkinson has a unique ability to understand and oversee the Company’s complex technical projects and issues, particularly those utilizing satellite and GPS technologies. Dr. Parkinson also has 27 years of experience serving on the board of a public company, Trimble Navigation Limited, whose business is the development and marketing of products based on advanced engineering capabilities.

		Year First
		Elected
Name and Principal Occupations	Age	Director

Norman E. Thagard, M.D.	67	1998

Dr. Thagard is currently an aerospace and aerospace medicine consultant. He is a member of the board (since 2007) and chairman of the compensation committee of Entegrion, Inc., a privately-held biomedical start-up company located in Research Triangle, North Carolina. He is a member of the Standing Review Board for NASA’s Human Research Program, with responsibility for oversight of $160 million annual budget. He is also a public speaker. From January 1996 through 2009, Dr. Thagard was the Bernard F. Sliger Eminent Scholar Chair and Professor of Electrical Engineering, Florida State University, and Associate Dean for College Relations, FAMU-FSU College of Engineering. He was co-founder and executive director of the Challenger Learning Center of Tallahassee from 1998 through 2009. Dr. Thagard received his executive MBA from the University of Florida in 2007, and is a member of the Beta Gamma Sigma business honor society upon graduation. He served as President of the Economic Club of Florida for the year 2009 and is Immediate Past Chair of the Club. From July 1978 until January 1996, Dr. Thagard as one of 35 astronauts selected in 1978 from an applicant pool of 8,079, participated in four Space Shuttle missions and was the Cosmonaut Researcher for an expedition to Russia’s MIR Space Station, becoming the first American to serve as a member of a Russian crew. At the time of his retirement from NASA, he held the U.S. record for the longest space flight (115 days) and the most time in space (140 days). Dr. Thagard holds numerous NASA medals as well as professional society superior achievement awards and Aviation Week and Space Technology magazine’s 1995 “Laurels Award.” He is a fellow in the American Institute of Aeronautics and Astronautics. Dr. Thagard holds B.S. and M.S. degrees in electrical engineering and has published a number of articles on digital and analog electronic design. Additionally, he earned a degree in medicine in 1977 and was a licensed physician until 2006. Dr. Thagard was also a Captain in the United States Marine Corp. flying 163 combat missions in Vietnam as an F4 fighter pilot.

Individual Qualifications: Dr. Thagard brings to the Board of Director 18 years of direct experience with space flight and associated engineering requirements, as well as leadership skills gained through serving as a NASA astronaut. Dr. Thagard also has significant expertise with electrical engineering concepts gained through his academic positions. Through these experiences, Dr. Thagard has important insight into the Company’s application of engineering and technology, particularly with respect to aviation. Dr. Thagard also brings to the Board of Directors expertise with executive compensation and business management concepts from his role as a director and chairman of the compensation committee of another public company, Entegrion Inc.

The Board of Directors unanimously recommends a vote FOR the election of each director nominee named above.

Information Concerning Possible Competing Nominations

On February 2, 2011, MMI Investments, L.P. provided notice that it intends to nominate a slate of four director nominees for election to our Board of Directors at the Annual Meeting. We urge you not to sign or return any gold proxy card that MMI Investments, L.P. may send you. You can revoke any proxy card previously signed by you by completing, dating, signing and returning the WHITE proxy card in the enclosed envelope.

Director Independence

As required under NASDAQ Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. In addition, our Guidelines for Corporate Governance require that members of our Board of Directors other than the Chief Executive Officer be independent within the meaning of the NASDAQ listing standards. Our Guidelines for Corporate Governance also require that the Chief Executive Officer and any other fully employed director not serve on more than one other public company board, and that all other directors not serve on more than two other public company boards. Consistent with the applicable NASDAQ listing standards and the requirements of our Corporate Governance Guidelines, our Board of Directors reviewed and analyzed the independence of each director and director nominee. In particular, the Board of Directors considered Mr. Mowell’s short-term position as our Executive Director and the compensation that he received in this position. Consistent with NASDAQ listing standards, the Board of Directors determined that this interim employment, which lasted less than one year, and the related compensation did not disqualify Mr. Mowell from being considered independent. After review of all relevant transactions or relationships between each director, director nominee, or any of his or her family members, and the Company, our senior management and our independent auditors, our Board of Directors has affirmatively determined that all of the directors and director nominees other than Dr. Mackay are independent directors within the meaning of the applicable NASDAQ listing standards.

Meetings of the Board of Directors

During the last fiscal year, the Board held seven meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board and of all committees on which he served.

The Company encourages the members of its Board to attend the Annual Meeting of Shareholders, and seeks to schedule Board meetings in a manner that facilitates such attendance. At the Annual Meeting held in 2010, all of the ten Board members elected at that time were in attendance.

Shareholders who wish to communicate with members of the Board of Directors may do so by mail addressed to the Chairman of the Board, c/o the Secretary, at the address for our principal executive offices appearing on the first page of this Proxy Statement. Items so addressed will be forwarded unopened to the Chairman.

The Board’s Leadership Structure

The Board believes that it can most effectively meet its responsibilities for supervising and evaluating the CEO, and for encouraging free and open communication among the non-employee directors, by separating the offices of CEO and Chairman of the Board, and has maintained this structure since 2001. Further, this structure permits the CEO to focus on the management of our day-to-day operations.

The Board’s Committee Structure

In discharging its responsibilities, the Board maintains various Committees, as follows:

Audit Committee.  The Audit Committee currently comprises Messrs. Buerger (Chairman), Mowell and O’Connell and Drs. Kreick and Thagard. Mr. Mowell rejoined the Committee in February 2011 having previously served as a member through 2009. Additional information about the Audit Committee and its responsibilities, processes and actions appears under a subsequent section, “Audit Matters,” in this Proxy Statement.

Compensation Committee.  The Compensation Committee currently comprises Drs. Thagard (Chairman) and Parkinson, and Messrs. Mowell and Woodward. Mr. Mowell rejoined the Committee in February 2011, having previously served as a member through 2009. Additional information about the Compensation Committee and its responsibilities, processes and actions appears under a subsequent section, “Executive Compensation and Related Matters,” in this Proxy Statement.

Governance Committee.  The Governance Committee currently comprises Messrs. Mowell (Chairman) and Bolton and Drs. Kreick and Parkinson. The Governance Committee is responsible for reviewing, and for reporting to the full Board concerning, our practices and policies for the allocation and exercise of corporate authority by and among the Board and its committees and the senior corporate officers, and for oversight of the Board’s discharge of its responsibilities with respect to our processes for identifying and managing various enterprise risks. The Committee also considers the general qualifications to be sought in Board members, as well as the compensation of non-employee Board members, and reports to the full Board with respect to these matters. The Committee’s Charter is available on our website, at www.ems-t.com, under the link for “Investor

Relations.” Our Guidelines for Corporate Governance, which have been adopted by the Board upon the recommendation of the Governance Committee, are also available under that link.

In seeking and evaluating prospective members of the Board, the Governance Committee considers the nature and scope of our business activities, and the capacity of the Board to provide oversight and positive contributions in areas of particular significance to the long-term creation of shareholder value. While the Company does not have a formal diversity policy with respect to Board composition, the Committee believes diverse professional backgrounds, viewpoints and skills should be represented on the Board, and particularly seeks experience and capability in the areas of finance and accounting; technology, markets and customer needs related to our wireless connectivity businesses; telecommunications, resource tracking, space and defense industries and programs; and business and manufacturing operations. The Committee believes that individual candidates should also demonstrate proven success in business environments, high levels of commitment, adequate availability to actively participate in the Board’s affairs, and high levels of integrity and sensitivity to current business and corporate governance trends. Before recommending a candidate to the full Board, all members of the Committee participate in meetings with the candidate, and the Committee also seeks to arrange meetings between the candidate and other Board members.

Candidates are typically identified by other Board members or in Board-member discussions with third parties. The Committee will also consider individuals recommended by shareholders. A shareholder who wishes to recommend a candidate for consideration by the Committee should do so in writing addressed to the Committee at the Company’s address appearing on the first page of this Proxy Statement. Candidates recommended by shareholders will be considered according to the same standards of perceived Company need and potential individual contribution as are applied to candidates from other sources.

Consistent with its process of considering potential director candidates, the Governance Committee invited three of the director nominees put forth by MMI Investments, L.P. to meet with the Committee. However, the Committee’s invitation was declined by MMI Investments, L.P.

Other Committees.  Other committees on which various directors currently serve are the Science & Technology Committee, comprising Drs. Kreick (Chairman) and Parkinson, and Messrs. Bolton, Burns and O’Connell, which has authority to review and make recommendations concerning scientific and technological trends and perceived opportunities for our technological capabilities; and the Stock Incentive Plan Committee, comprising Mr. Woodward and Dr. Thagard, which is generally responsible for administering our stock incentive plans with respect to the participation of employees who are not officers or directors.

The Board’s Oversight of Enterprise Risk

As previously noted, the Governance Committee is responsible for the organization of the Board’s discharge of its oversight responsibilities with respect to our processes for identifying and managing various enterprise risks. In this capacity, the Governance Committee develops recommendations for the full Board concerning categories of risk that should be considered in the process, and for assigning responsibility to particular established or ad hoc committees to review management’s processes related to each identified category, and for reporting to the Board on their findings. This structure reflects the Board’s belief that sensitivity to and concern for risks is important for all Board members, and general oversight responsibility should not be limited to a single committee, but rather should be shared among committees whose activities are otherwise relevant to the particular category of risk. For example, the Audit Committee is responsible for oversight of, among others, risks related to the accuracy of the financial reporting process, while the Science & Technology Committee oversees management’s processes related to identifying and protecting critical intellectual property. Each committee is expected to review, evaluate and discuss with management the processes that have been established to identify and control the various categories assigned to it, and to do so on a recurring basis governed by an annual calendar.

While management routinely reports to the Board with respect to significant issues that have been identified and prioritized by management, and with respect to uncertainties inherent in each operating unit’s business plans, the Board and management have also implemented a system of supplemental quarterly reporting intended to assure a structured process for periodic consideration by management of potential risk issues that are of sufficient materiality to be discussed with the Board. This additional system was adopted with a view to earlier identification and Board awareness of such issues.

Compensation Arrangements with Directors

Each director who is not an employee of the Company is paid a $40,000 annual retainer (in quarterly installments, of which $24,000 is paid in cash and $16,000 is deferred into phantom-stock units), $2,500 per board meeting attended ($1,000 for telephonic participation), and $2,000 for committee meetings ($500 for telephonic participation) occurring on a day other than the day of either a Board meeting or another compensated committee meeting, or $500 for committee meetings occurring on the same day of either a Board meeting or another compensated committee meeting. An additional $1,000 is paid for the second day of multi-day board or committee meetings. Travel expenses are paid to out-of-town directors, and an additional $1,000 each way is paid to a director traveling from a home located more than two time zones from a meeting site.

We also pay additional cash retainers as follows: to Mr. Mowell, in the amount of $100,000 per year, for his services as Chairman of the Board; to Mr. Buerger, in the amount of $20,000 per year, for his services as Chairman of the Audit Committee; to Dr. Thagard, in the amount of $10,000 per year, for his services as Chairman of the Compensation Committee; and to Dr. Kreick, in the amount of $10,000 per year, for his services as Chairman of the Science & Technology Committee.

We grant each director who is not an employee of the Company options to acquire shares of our common stock. These options include an initial grant of 15,000 shares, vesting 3,000 shares per year for the first five years of service, and further grants of 5,000 shares per year (vesting at the end of six months of further service) upon each election as a Board member by the shareholders. All options are granted at the fair market value of the common stock on the date of grant (which automatically occurs at the date of election). Upon the optionee ceasing to be a director for any reason, these options terminate and are forfeited to the extent that they are not exercisable at that time. Once exercisable, these options are not forfeitable and remain exercisable until the sixth anniversary of the date of grant.

We maintain a Deferred Compensation Plan for Non-Employee Directors. Under this Plan, each non-employee director must defer 40% of the annual cash retainer into stock units valued at the date the cash retainer would otherwise have been paid, and may also defer into stock units all other amounts earned for service on the Board or its committees. The stock units are payable after the director is no longer a member of the Board, or after five years in the case of elective deferrals, subject to the director’s limited right to further defer payment. When payable, the stock units are converted to cash in an amount equal to the value, at the time of payment, of our common stock. The stock units have no minimum guaranteed value, accrue no minimum level of income, and have no voting rights.

The following table discloses, for the year ended December 31, 2010, the compensation paid, earned or accrued to each of the non-employee directors that served during 2010.

Director Compensation in Fiscal 2010

	Fees
	Earned or
	Paid	Stock	Option
Name	In Cash	Awards(1)	Awards(2)	Total

John R. Bolton	$53,000	16,000	32,050	101,050
Hermann Buerger	69,500	16,000	32,050	117,550
Joseph D. Burns	33,500	12,000	96,150	141,650
Francis J. Erbrick(3)	—	31,000	—	31,000
John B. Mowell(4)	346,492	16,000	32,050	394,542
John R. Kreick	69,000	16,000	32,050	117,050
Thomas W. O’Connell	49,500	16,000	32,050	97,550
Bradford W. Parkinson	67,500	20,000	32,050	119,550
Norman E. Thagard	39,000	39,000	32,050	110,050
John L. Woodward, Jr.	48,500	16,000	32,050	96,550

(1)	Represents director compensation deferred into phantom-stock units under the Deferred Compensation Plan for Non-Employee Directors. The aggregate number of phantom-stock units held by each director is included in the table under Director Share Ownership Guideline and our Directors’ Economic Commitment to our Stock below.

(2)	Represents the grant-date fair value of the option award to each Director upon election or re-election to the Board of Directors in 2010, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Assumptions used to determine the grant-date fair value are provided in Note 8, “Stock-Based Compensation,” to the audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010. The aggregate number of option awards outstanding as of December 31, 2010 is as follows: Mr. Bolton — 20,000, Mr. Buerger — 44,000, Mr. Burns — 15,000, Mr. Erbrick — 27,000, Dr. Kreick — 29,000; Mr. Mowell — 32,000, Mr. O’Connell — 30,000, Dr. Parkinson — 35,000, Dr. Thagard — 32,000, and Mr. Woodward — 44,000.

(3)	Mr. Erbrick served as a Director until May 2010. He did not stand for re-election at the 2010 Annual Meeting of Shareholders.

(4)	During a portion of 2010, Mr. Mowell served as Executive Director in addition to Chairman, to comply at that time with Department of Defense regulations affecting our classified programs. This interim role required a substantial additional time commitment related to his executive oversight responsibilities with respect to the Defense & Space division. To appropriately compensate him, Mr. Mowell received $25,000 per month for services as both Chairman of the Board and Executive Director, paid in lieu of the $100,000 per year additional retainer for his services as Chairman. While he also received the same annual retainer, meeting fees and annual automatic option award as the other non-employee directors, he was not eligible for any of the incentive, stock option or other benefits provided to the other officers.

SECURITY OWNERSHIP

The following table sets forth certain information concerning shares of our common stock beneficially owned as of March 1, 2011, by our directors and nominees, and named executive officers, and as of December 31, 2010, by persons who beneficially own more than 5% of the common stock. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the SEC. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown. In addition to the shares shown in the following table, the non-employee directors also hold non-voting deferred share units, acquired in lieu of all or a portion of their cash compensation; such deferred share units are summarized in the subsequent table, and described further in footnote 1 to the Director Compensation Table.

	Amount of		Approximate
Name	Beneficial Ownership		Percent of Class

Eagle Asset Management, Inc.	2,475,993	(1)	16.2%
880 Carillon Parkway
St. Petersburg, FL 33716
BlackRock, Inc.	1,222,831	(2)	8.0%
40 East 52nd Street
New York, NY 10022
MMI Investments, L.P and related entities and individuals	1,184,700	(3)	7.7%
1370 Avenue of the Americas New York, NY 10019
Dimensional Fund Advisors LP	866,162	(4)	5.7%
Palisades West, Building One, 6300 Bee Cave Road Austin, TX, 78746
Richard A. Beyer	—		—
John R. Bolton	11,000	(5)	*
Hermann Buerger	56,226	(5)	*
Joseph D. Burns	3,000	(5)	*
Russell G. Chew	—		—
John R. Kreick	33,000	(5)	*
John B. Mowell	99,448	(5)	*
Thomas W. O’Connell	27,000	(5)	*
Bradford W. Parkinson	38,000	(5)	*
Norman E. Thagard	37,474	(5)	*
John L. Woodward, Jr.	45,662	(5)	*
Neilson A. Mackay	88,456	(5)	*
Gary B. Shell	41,413	(5)	*
Constandino Koutrouki	7,125	(5)	*
Stephen M. Newell	22,011	(5)	*
Timothy C. Reis	36,949	(5)	*
All directors and executive officers as a group (18 persons)	564,488	(5)	3.6%

*	Percentage of shares beneficially owned does not exceed 1%

(1)	Eagle Asset Management, Inc. beneficially owns 2,475,993 shares, all of which it has sole voting power and sole dispositive power with respect thereto. Such information is based solely upon information as of December 31, 2010 as provided in a Schedule 13G/A filed with the SEC on January 26, 2011.

(2)	BlackRock, Inc. beneficially owns 1,222,831 shares, all of which it has sole voting power and sole dispositive power with respect thereto. Such information is based solely upon information as of December 31, 2010 as provided in a Schedule 13G/A filed with the SEC on February 4, 2011.

(3)	MMI Investments, L.P. (“MMI Investments”) directly owns 1,182,000 shares, all of which it has sole voting power and sole dispositive power with respect thereto. MMI Plus, L.P. (“MMI Plus”) directly owns 2,700 shares, all of which it has sole voting power and sole dispositive power with respect thereto. MCM Capital Management, LLC (“MCM”) does not directly own any shares, but, by virtue of being the general partner of MMI Investments and MMI Plus, may be deemed to be the beneficial owner of the shares owned by MMI Investments and MMI Plus and to have sole power over the voting and disposition of such shares. MCM disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein. None of Jerome J. Lande, Theodore E. Martin, Samme L. Thompson or Carroll R. Wetzel, Jr., each of whom MMI Investments has notified the Company it intends to nominate for election to the Company’s Board of Directors, or Clay Lifflander, the president of MCM (such individuals, together with MMI Investments, MMI Plus and MCM, the “MMI Reporting Persons”), directly owns any shares. Each, as a member of a “group” with the other MMI Reporting Persons for the purposes of Section 13d-3 of the Securities Exchange Act of 1934, may be deemed to beneficially own the shares owned in the aggregate by the MMI Reporting Persons. Each of Messrs. Lande, Martin, Thompson, Wetzel and Lifflander disclaims beneficial ownership of such shares, except that Mr. Lifflander does not disclaim beneficial ownership to the extent of his pecuniary interest in such shares. Such information is based upon information as of February 1, 2011 as provided in a Schedule 13D/A filed with the SEC on February 3, 2011.

(4)	These shares are owned by various investment companies, commingled group trusts and separate accounts (collectively, the “DFA Funds”) for which Dimensional Fund Advisors LP (“DFA”) serves as investment adviser or manager. In certain cases, subsidiaries of DFA may act as an adviser or sub-adviser to certain of the DFA Funds. In its role as investment advisor, sub-adviser and/or manager, neither DFA nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the shares of the Company that are owned by the DFA Funds. However, Dimensional may be deemed to be the beneficial owner of the shares of the Company held by the DFA Funds. Dimensional disclaims beneficial ownership of such shares. Of the shares set forth above, Dimensional has no voting power with respect to 22,914 shares. Such information is based solely upon information as of December 31, 2010 as provided in a Schedule 13G filed with the SEC on February 11, 2011.

(5)	Includes options that are currently exercisable or will be exercisable within 60 days in the amounts of 6,000 for Mr. Bolton, 44,000 for Mr. Buerger, 3,000 for Mr. Burns, 29,000 for Dr. Kreick, 32,000 for Mr. Mowell, 27,000 for Mr. O’Connell, 35,000 for Dr. Parkinson, 32,000 for Dr. Thagard, 44,000 for Mr. Woodward, 67,417 for Dr. Mackay, 32,750 for Mr. Shell, 29,492 for Mr. Reis, 9,442 for Mr. Newell, 6,000 for Mr. Koutrouki, and 411,293 for all directors and executive officers as a group. For Mr. Mowell, these totals also include 9,800 shares as to which he shares voting and investment power with a family member but disclaims beneficial ownership.

Director Share Ownership Guideline and our Directors’ Economic Commitment to our Stock

The Board has adopted a guideline for the directors’ economic commitment to our common shares. Under the guideline, directors are expected to hold shares or their economic equivalents equal to five times the cash portion of the annual Board retainer ($24,000), or $120,000. They have five years from the time they join the Board to achieve this guideline. In determining compliance, directors receive credit for issued shares that they hold and for phantom-stock units held under our Deferred Compensation Plan for Non-Employee Directors, but not for shares purchasable through unexercised options.

The phantom-stock units are received in lieu of cash payments to which the directors would otherwise be entitled as a result of service on the Board and its committees, as described above at Compensation Arrangements with Directors. The phantom-stock units are credited to each director at the market price of the common stock on the date the cash would otherwise have been paid. Upon retirement from the Board, or in some cases after a holding period of not less than five years, the phantom-stock units are paid in cash, based on the market price of the common stock on the date of payment. Thus the value to the directors of the phantom-stock units is totally and solely dependent on the market price of the common stock, and the phantom-stock units are the economic equivalent of the common stock without voting or dividend rights.

The following table shows the shares and phantom-stock units held as of March 1, 2011, by each non-employee director currently serving that is a nominee for director in 2011:

				Aggregate
		Shares		Value as
		Represented		Multiple of
		By	Aggregate	Annual
Name	Shares Held	Stock Units	Value(1)	Cash Retainer

John R. Bolton	5,000	1,727	$127,275	5.3
Hermann Buerger	12,226	5,641	338,044	14.1
Joseph D. Burns	—	923	17,463	0.7
John R. Kreick	4,000	7,372	215,158	9.0
John B. Mowell	67,448	13,020	1,522,455	63.4
Bradford W. Parkinson	3,000	7,540	199,417	8.3
Norman E. Thagard	5,474	10,725	306,485	12.8

(1)	Calculated by multiplying the total number of shares and phantom-stock units by the closing price of our stock on March 1, 2011 of $18.92.

All of our directors that have five years or more of service currently meet the stock ownership guideline. Mr. Burns has committed to meet the guideline requirements within the specified five-year service period.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The Compensation Committee

While our Board of Directors is responsible for the final approval of executive compensation packages, it relies heavily on the advice and recommendations of the Compensation Committee, and has delegated to the Committee responsibility for executive option and stock awards under our Stock Incentive Plans.

The Compensation Committee is composed solely of independent directors, currently Drs. Thagard (Chairman) and Parkinson and Messrs. Mowell and Woodward. Mr. Mowell did not serve on the Committee in 2010, but rejoined the Committee in February 2011. The Committee met six times during 2010, and its Charter is available on our website, at www.ems-t.com, under the link for “Investor Relations.”

The Compensation Committee reviews and recommends to the Board compensation and benefits for our executive officers, and administers our stock incentive plans with respect to the participation of employees who are officers or directors. With respect to officers other than the CEO, the Committee seeks and receives recommendations of the CEO, particularly concerning the performance and contributions of the individual officers reporting to him, and concerning their appropriate relative compensation. However, before reaching its conclusions, the Committee reviews and discusses the various materials and recommendations outside the presence of the CEO. For 2010, the Committee recommended compensation packages for the executive officers that closely followed the CEO’s recommendations. The Compensation Committee does not request or accept recommendations from the CEO concerning his own compensation.

Compensation Committee Interlocks and Insider Participation.  None of the Committee’s current members has at any time been an officer or employee of the Company, except that during most of 2010 Mr. Mowell served, but is no longer serving, in the interim position of Executive Director, to comply at the time with Department of Defense regulations affecting our classified programs. During 2010, Mr. Mowell was not a member of the Compensation Committee, and no member of the Committee had, or currently has, any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, none of our executive officers serves, or has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving on our Board or Compensation Committee.

Evaluation of Risk Related to our Compensation Programs.  Our general employee compensation programs are substantially less weighted towards incentive compensation and equity awards than those described below with respect to our executive officers. While managers below the executive officers do have incentive compensation tied to Company or segment performance, and do receive equity awards (typically in the form of restricted stock), the relative weight of their fixed salary compensation is much greater than for the executive officers. All employees are eligible for target incentive awards of 4% of base compensation, with actual amounts paid depending on performance against consolidated and segment financial performance goals. While some sales personnel are heavily dependent on sales-based commissions, the terms on which they may make sales are controlled by divisional managers and corporate-level revenue recognition procedures.

We believe that our programs, for both executives and other employees, do not create a reasonable likelihood of material adverse effects for the Company. In reaching this conclusion, both management and the Compensation Committee have considered:

•	the balance among annual salary, cash incentive compensation, and equity-based awards;

•	that the broad nature of metrics for the determination of incentive compensation, primarily earnings per share and overall consolidated or segment operating income or EBITDA, do not encourage narrow activities in disregard of the impact on broader corporate performance;

•	that confirmation of performance against the incentive compensation metrics is subject to completion of the independent audit for the relevant year;

•	that longer-term considerations are inherent in the periods of time (3 or 4 years) of continued employment required for the vesting of options granted to the executive officers and the restricted stock units awarded to other key employees; and

•	our internal financial reporting processes, which include numerous controls intended to assure compliance with the standards of generally accepted accounting principles for recognizing income and expense.

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we first provide an overview of our business performance and a summary of the key compensation decisions for 2010 and 2011. We then provide a description of our compensation elements and how the elements reflect our compensation policies. A detailed discussion of the various elements of compensation that we paid for 2010, including a description about how our annual cash incentive plan is structured, follows. Finally, we provide a discussion of the actual compensation decisions on an officer-by-officer basis for each of our named executive officers.

Introduction

We seek to maintain balanced compensation policies that attract and retain experienced and well-qualified executive officers, and that provide incentives for financial and business achievements that benefit our shareholders.

This Compensation Discussion and Analysis describes our executive compensation programs for 2010 and certain aspects of the programs for 2011, and describes how and why the Compensation Committee and the Board of Directors made its 2010 compensation decisions for our named executive officers as detailed in the tables that follow. Our named executive officers for 2010 are as follows:

•	Dr. Neilson A. Mackay, our President and Chief Executive Officer since November 2009;

•	Gary B. Shell, our Senior Vice President, Chief Financial Officer and Treasurer;

•	Constandino Koutrouki, our Vice President and General Manager, EMS Global Resource Management since February 2011, Vice President and General Manager, EMS Global Tracking from May 2010 to February 2011 and General Manager, EMS Satamatics from February 2009 to May 2010;

•	Stephen M. Newell, our Vice President and General Manager, LXE since March 2009;

•	Timothy C. Reis, our Vice President and General Counsel; and

•	R. Nim Evatt, our former Vice President and General Manager, EMS Aviation from January 2010 until his retirement as a full-time employee on December 31, 2010, and General Manager, EMS Formation, from January 2009 to January 2010.

Executive Summary

Business Environment and Performance

In 2010, following on the heels of disappointing results in 2009, we exceeded our planned financial objectives, including for the operating income and earnings per share metrics we used in determining annual incentive awards. In addition, under the guidance of a new CEO, we initiated an ambitious, multi-year program to more closely align our various operations into a coordinated global wireless connectivity business, a strategic approach we now call “One EMS.” Through One EMS, we are reaching across our traditional business-unit boundaries to more efficiently and effectively identify opportunities, and to develop and market products and services for customers seeking world-wide communications, visibility and intelligence for mobile platforms, people and goods.

Our 2010 and 2011 executive compensation decisions reflect the initial successes of One EMS in improving revenues and profitability, as well as the challenges, opportunities and uncertainties that confront our executives as they continue to implement One EMS.

Summary of Key Compensation Decisions for 2010

During 2009, our overall performance and the performance of many of our business units did not reach planned levels. As a result, no corporate and few divisional officers received annual cash incentive awards under our Executive Annual Incentive Compensation Plan (“EAICP”) for 2009. In addition, executives accepted a temporary 5% salary decrease for the last four months of 2009.

As described above, our performance in 2010 was significantly improved over 2009. Reflecting the challenges we faced at the end of 2009, and in line with our improved financial performance during 2010, the Compensation Committee and the Board made the following key decisions with respect to 2010 compensation:

•	Under the EAICP for 2010, for divisional officers, we increased the portion of the award based on consolidated performance to provide greater incentive for cross-divisional cooperation and coordination. Also, to emphasize the potential of improving on plan amounts, particularly through revenue and cost-reduction opportunities as management pursued our One EMS strategy, target payouts could only be earned if we achieved performance at 110% of our internal operating plan.

•	Because our financial results exceeded our internal plans at both the consolidated level and in three of our four operating segments, all but one of our named executives earned annual incentive awards in excess of target.

•	As part of our response to our disappointing results in 2009, salaries were frozen for the first half of 2010. Following mid-year reviews of our progress on various management initiatives and of the state of key markets for our products, salary adjustments were approved effective August 2010.

•	The Compensation Committee has long used option awards, which are dependent on share appreciation over the life of the option, for the long-term equity incentive component of executive compensation, and to create substantial retention incentive due to their three-year vesting. The value and the number of stock options granted to executive officers in February 2010 were higher than in 2009 and 2008. This reflects consideration of the 2010 salary freeze and the greater challenges in earning a target payout with respect to the 2010 EAICP. The greater number of options also reflected the effect of a lower stock price on the grant-date fair value of the awards.

Summary of Key Compensation Decisions for 2011

During the latter half of 2010, we accelerated the One EMS alignment process, and in early 2011 began to implement the combination of the LXE and Global Tracking divisions into one operating group called “Global Resource Management.” The 2011 executive compensation program reflects this approach by emphasizing financial objectives believed to be attainable through One EMS. The 2011 program is also intended to address the uncertainties created for our executives by the recent internal restructuring and to encourage the retention and continued focus of key executives in view of recent declarations by MMI that EMS should be sold or broken up. In particular, for 2011 the Compensation Committee and Board have made the following key decisions:

•	Base salaries have been adjusted to reflect changing responsibilities as a result of our new strategy, but maintained at competitive levels that are moderate compared to market medians.

•	Under the EAICP for 2011, for divisional officers, we maintained a 50% weighting on consolidated performance to continue to provide substantial incentive for cross-divisional cooperation and coordination.

•	To help assure retention of key executives, any EAICP award earned for 2010 and 2011 will be paid in cash in full upon completion of the independent audit of our financial statements for the applicable year, subject to our “clawback” policy.

•	The Compensation Committee and the Board continue to believe that equity awards should be in the form of options because, unlike full-value share grants, the value to the executive of an option granted at current market price is entirely dependent on stock price appreciation over the option term. The estimated value, determined using the Black-Scholes valuation model, of the options granted to several of the named executive officers increased in 2011. However, the number of stock options granted to named executive officers for 2011 was less than in 2010, due to the effect, on Black-Scholes values as percentages of base salary, of our 44% share price increase between the 2010 and 2011 grant dates. All options continue to require three years of continued service for full vesting.

Compensation and Governance Practices

We believe that our compensation programs encourage executive decision-making that is aligned with the long-term interests of our shareholders by tying a significant portion of pay to consolidated or segment performance. Other compensation and governance practices that support these principles, each of which is described in more detail in this Compensation Discussion and Analysis and the tables and narrative that follow, include the following:

•	We do not have employment agreements with any of our executive officers.

•	We have a “clawback” or recoupment policy of seeking, to the extent practicable, to recover all or an appropriate portion of performance-based compensation from any executive officer and certain other senior management and financial personnel that is determined not to have been properly earned after financial review.

•	The Executive Protection Agreements for our executive officers generally require a “double trigger” — both a change in control and a termination of employment — for the payout of severance benefits, and these agreements do not include a tax gross up.

•	Our compensation practices provide a balanced mix of cash, annual incentive awards based on achievement of performance metrics, and longer-term equity awards that both incentivize our officers and mitigate against excessive short-term risk-taking.

Compensation Objectives, Elements and Compensation Mix

To achieve our compensation objectives of attracting and retaining experienced and well-qualified executive officers, and to provide incentives for financial and business achievements that benefit our shareholders, the Board of Directors and Compensation Committee use the following elements of compensation:

•	base salary, which is aimed at a moderate but competitive level;

•	annual cash incentive awards, which are designed to link pay with our financial performance; and

•	equity incentive awards, consisting primarily of options, whose value depends on long-term appreciation in the market value of our common stock, and whose multi-year vesting periods are intended to encourage long-term thinking and discourage short-term risk taking.

The Board and Committee analyze each of these elements separately, but typically do so at the same meetings so that they can readily consider each element in the context of the overall compensation packages. We also provide what we consider to be a moderate but competitive package of retirement, medical and other benefits.

In determining the proper allocation of each executive officer’s compensation among these elements, the Compensation Committee has sought to achieve an appropriate balance between economic security and compensation that is at-risk based on our performance. The Committee’s conclusions in that regard have been based on consideration by the members of the Committee of survey materials, their general knowledge of executive compensation practices, and their personal evaluations of the likely effects of compensation levels and structure on our attainment of our financial objectives. In general, in recent years, the Compensation Committee and CEO have placed somewhat greater emphasis on the incentive-based portions of the overall compensation package, as compared to base salary, particularly for the divisional general managers.

The Committee also considers the potential impact of compensation structures on management’s incentives to engage in activities that pose greater risk to long-term performance than is generally believed by the Board to be appropriate.

Survey Data and Compensation Consultants

The Compensation Committee requests and receives survey data obtained by our Human Resources Department from third parties or developed internally by reviewing publicly filed compensation data for a group of companies with similar revenues and dependence on technical personnel. For use in determining 2010 compensation, the companies selected for the comparator data, all with revenues from $300 million to $500 million, were: Adtran, Inc.; Argon ST, Inc.; CPI International, Inc.; Daktronics Inc.; Ducommun Inc.; Extreme Networks; Harmonic Inc.; LMI Aerospace Inc.; MRV Communications, Inc.; Newport Corp.; Radiant Systems Inc.; Radisys Corp.; Rofin Sinar Technologies, Inc.; and Telecommunication Systems Inc. The companies that made up the comparator group were identified and compiled under the Committee’s supervision and with its approval. For 2010 and 2011, the Compensation Committee also considered general survey data compiled by Radford Surveys (“Radford”), a division of Aon Consulting.

While the Compensation Committee has from time to time engaged compensation consultants, no consultant was engaged with respect to either the 2010 or 2011 compensation programs. However, the Compensation and Governance Committees have recently jointly retained Fulcrum Partners, LLC (“Fulcrum”) to provide independent advice on our overall programs for executive compensation and retention. No reports were received from Fulcrum in connection with the 2011 compensation process, but the Compensation Committee anticipates considering its recommendations in connection with future compensation decisions.

Base Salary

Our management gathers executive salary data, as compiled in national compensation surveys, as a first step in the process of determining base salaries. For 2010 and 2011, the Compensation Committee and CEO (who provides recommendations to the Committee solely for officers other than himself) considered general survey data compiled by Radford, as well as the comparator data described above, but in general placed greater emphasis on the comparator data. In formulating recommendations with respect to base salary adjustments, our CEO and Compensation Committee do not use these materials in any pre-determined mathematical manner, but generally have sought to maintain executive officer base salaries at levels near the median for comparable positions in comparably sized companies, with modest deviations based on evaluations of the experience, qualifications and contributions of individual officers.

The Committee and our CEO have also assigned substantial significance to survey data with respect to anticipated general levels of year-over-year salary increases for executive personnel. For both the mid-year 2010 adjustment and the determination of 2011 salaries, the CEO and Compensation Committee established a 3.0% guideline for salary increases, with variations in specific circumstances as described in the following individual discussions.

Although a variety of factors are considered, no mathematical or other relative weightings are assigned. The final recommendations of the CEO and Compensation Committee reflect their application of the various factors they consider to be relevant, in the light of their respective judgments about fairness and appropriateness, both within the Company and based on their knowledge of and experience with executive compensation patterns generally. Such factors include, but are not limited to, the relationship between the compensation of the CEO and that of other executive officers. As a general matter, the Committee expects the CEO’s target compensation to be between 1.5 and 2.0 times that of the next-most-highly compensated officer, and preferably near the middle of that range, although the actual figure may vary significantly as a result of individual circumstances and our performance.

Annual Cash Incentive Compensation Awards

Executive Annual Incentive Compensation Plan

Under our EAICP a target percentage of base salary is set for each executive officer, and target performance goals are established at the beginning of the calendar year. Because we intend that the award be primarily based on our financial performance during the year, the target award is factored up or down based on our overall (or in the case of divisional officers, our overall and segment-specific) performance against earnings targets specified in advance by the Committee. For both 2010 and 2011, the Committee specified a 2-for-1 percentage increase for actual results above the targets (subject to a maximum of 150% of the target award where based on segment results), a 2-for-1 percentage decrease for actual results below target but not below 90% of target, and an 8-for-1 percentage decrease for actual results below 90% of target. Under this approach, no award is payable if actual results are not at least 80% of the pre-established financial target. We believe that this highly-leveraged structure, particularly on the downside, emphasizes to our management the importance of achieving our financial goals, and the Compensation Committee’s view that no incentive compensation should be paid when our financial results are at levels that our shareholders are likely to view as disappointing.

2010 EAICP Performance Targets and Actual Results

The Committee and Board concluded that for 2010 the corporate officers should have equal 40% portions of their target award tied to our performance against our targets (i) for operating income and (ii) for earnings per share (“EPS”). The inclusion of an EPS target reflects the critical importance to our shareholders of this bottom-line performance measure. EPS is determined not only by our operating performance, but also by non-operating factors for which the corporate officers have general management responsibility, such as financing costs, foreign exchange gains and losses, and income taxes.

Target awards for divisional officers were based 30% on segment operating income and 50% on consolidated operating income. This reflected an increase in the portion tied to our consolidated performance, as in previous years as much as 70% was based on divisional operating income. This shift was intended to emphasize to divisional personnel our need for greater coordination and cooperation among our divisions, and the substantial opportunities that we believe exist for our divisions to jointly identify, develop, manufacture and market wireless connectivity solutions.

The target 2010 EAICP awards also included a 20% portion that was dependent on performance against individual objectives, as established and evaluated by the CEO as to all officers other than himself. For the

CEO, the objectives are set and performance is evaluated by the Committee and the Board. However, the amount of these awards that is payable is proportionate to the amount of awards that are earned based on achievement of the financial targets for the particular year.

For 2010, the individual objectives for officers other than the CEO were related to their specific individual duties and ways in which the CEO believed they could develop to become more effective in their roles, and also to their leadership in implementing the One EMS approach of greater cooperation across divisional boundaries. For the CEO, 2010 individual objectives were specified by the Committee and Board, and were: formulation, planning and execution of our strategic plan; improved prices for our stock compared with the stock market generally; and an overall increase in the value of his contributions to the Company.

The 2010 EAICP performance targets as established by the Compensation Committee and the Board are set out in the table below. Target consolidated adjusted operating income and adjusted EPS are from continuing operations determined in conformity with generally accepted accounting principles and are adjusted to exclude acquisition-related items and goodwill impairment related charges. We use this same basis for adjusted EPS in the annual earnings guidance, and the EAICP performance targets were consistent with the higher end of our annual earnings guidance that we released at the beginning of 2010. The 2010 segment-level targets are prepared on the same basis, but also exclude stock-based compensation expense. The Global Tracking operating income target was set at the beginning of the year based on the components of our operations included in that segment at that time. During the year, certain of our smaller foreign operations were transferred to Global Tracking. Therefore, the target and actual results are based on the segment constitution as of the beginning of the year. In all cases, our 2010 targets were set at 110% of our internal baseline operating plan. This was done to emphasize to management the importance of identifying and taking advantage of opportunities to improve on those plans, and particularly reflected our CEO’s belief that greater cooperation among and integration of the various divisions would result in significant revenue opportunities and profitability.

Actual 2010 performance at the consolidated level, and also in three of our four segments, exceeded the performance targets under the EAICP. The following table sets out the performance targets and actual achievement for 2010, and the resulting multipliers used in determining final EAICP awards for the named executive officers (dollars in thousands, except adjusted EPS):

	Target ($)	Actual ($)	Actual (%)	EAICP Multiplier

Consolidated:
Adjusted operating income	18,250	18,868	103.4	106.8
Adjusted EPS	0.88	0.99	112.5	125.0
LXE adjusted operating income	4,870	7,778	159.7	150.0
Global Tracking adjusted operating income	2,391	3,623	151.5	150.0
Aviation adjusted operating income	9,989	6,563	65.7	—

In determining actual performance against the operating income and EPS targets, the Compensation Committee adjusts the amounts determined on the basis described above to exclude the effects of unusual charges or credits that are determined by the Committee to not have been contemplated at the time the targets were set and that it believes to be inappropriate in evaluating executive performance. For these reasons the Compensation Committee also adjusted 2010 consolidated adjusted operating income and adjusted EPS for the effect of stock price changes on our obligations under our phantom-stock deferred-compensation plan for the non-employee directors.

The Compensation Committee retains, but rarely exercises, the right to modify, either up or down, the EAICP award otherwise payable based on the factoring process, or to make separate discretionary bonus payments, to take into account individual or Company/division performance on nonfinancial objectives and, in the event of unusual circumstances as determined by the Committee, based on financial performance. The Committee did not exercise its discretion to make any such modifications for 2010. The Committee and Board also retain the right to make other discretionary awards, outside the EAICP, based on factors they believe to be appropriate in the circumstances.

2011 EAICP Performance Targets

For 2011, we are retaining adjusted EPS as a target, determining 40% of the awards for corporate officers. However, we are shifting from adjusted operating income as a divisional and corporate target, and instead using adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”). We believe that EBITDA is the most prominent metric currently used by those in the investment community, including investors, financial analysts, investment bankers, lenders and the credit markets in general. EBITDA measures are used historically by those in the investment community to estimate the value of a company, make informed investment decisions and evaluate performance. We consider adjusted EBITDA an important indicator of operational strengths and performance of our businesses. Consolidated adjusted EBITDA will determine 40% of the awards for corporate officers and 50% for divisional officers, and for divisional officers another 30% will be determined by performance against segment adjusted EBITDA targets. The consolidated target is consistent with our public earnings guidance released in March 2011. The segment targets are consistent with the consolidated target and require solid revenue growth and strong execution of each segment’s business plan.

The remaining 20% of each officer’s 2011 EAICP award will be based on individual performance against management objectives specified and evaluated by the CEO, except that for the CEO, the objectives are set and performance is evaluated by the Committee and Board.

EMS Performance Bonus Plan

The EMS Performance Bonus Plan (the “EPB Plan”) is a Company-wide annual incentive plan that covers substantially all full-time employees, including the named executive officers, and is designed to encourage all employees to work together toward improving our financial performance and enhance shareholder value. In 2010, target awards were 4% of base compensation, subject to factoring down by the same percentage that actual performance falls short of specified operating earnings targets, and factoring up by double the percentage (up to 150% of target award) that actual performance exceeds those targets. For the plan, we set the same operating income targets discussed above for the EAICP, except that 2010 performance targets were set at 100% of our internal baseline operating plan (rather than 110% of plan).

For 2010, actual awards earned were 5.3% of base salary for corporate officers and employees and from 2.9% to 5.9% of base salary for divisional officers and employees.

For 2011, the target awards are also 4% of base compensation, again subject to factoring for consolidated and segment performance against the respective financial targets.

Long-Term Equity Incentive Awards

In order to provide long-term incentive compensation directly linked to growth in shareholder value, we award stock-based compensation to our CEO and other executive officers, primarily in the form of stock options. The Compensation Committee seeks to grant options annually and on a systematic basis at levels it believes are competitively appropriate. In general, the Committee believes that early in each year options should be granted having a calculated value, based on the Black-Scholes model, equal to a substantial percentage of each officer’s base salary.

The Committee also believes that the percentage of base salary that should be used in determining annual stock option awards should increase with an officer’s level of responsibility and his or her potential to affect shareholder value. Currently, the Compensation Committee uses guideline percentages of approximately 80% for the CEO, 60% to 75% for the CFO and any COO, 50% for General Managers of the principal divisions, and 25% to 50% for other eligible officers. However, for any specific officer, or for any specific year, there may be variations due to individual considerations, a desire to grant equal numbers of shares to individuals in similar positions but with somewhat different base salaries, and the difficulty of precisely determining Black-Scholes value contemporaneously with the option grant. For 2011, the median data provided by comparator companies indicated that the guideline percentage for the Chief Financial Officer should be closer to 75% than to the 60% used in prior years.

Option Grant-Date Fair Value as Percentage of Base Salary

	Guideline	2010 Actual	2011 Actual

CEO	80%	59%	75%
CFO	60-75%	63%	73%
Corporate Staff	25-50%	46-51%	41-49%
Segment GM’s	50%	51-59%	50%

The option grants for 2010 are, in some cases, above the guideline percentage of base salary. This reflects the Committee’s conclusion that somewhat larger-than-normal grants in 2010 were an appropriate way to recognize the effects of other limitations on executive compensation, including the salary freeze for the first half of 2010, as well as the use of 110% “stretch targets” for the EAICP awards.

For 2011, the option grant values are uniformly at levels approximating the guideline percentages. However, the absolute number of options has declined because the 44% increase in our share price, between the 2010 and 2011 grant dates, has raised the Black-Scholes value of each granted option. This higher value per option results in reaching the guideline percentages of base salary with a lower number of optioned shares.

Consistent with the long-term incentive objective of our option program, and also in order to encourage long-term retention of executive personnel, the Compensation Committee requires periods of continued service as a condition to the full exercise of options. For 2010 and 2011, all options vest based on continued employment over three-year periods (one-third each year). With the exception of terminations that are voluntary or for cause, options vested at the time of termination of employment remain exercisable following the termination for up to three months, but are subject to forfeiture should the executive engage in certain competitive activities.

The Compensation Committee has not adopted a formal program for automatically granting options, and annual grants remain in the Committee’s discretion. All options are granted at exercise prices equal to the market value of our common stock on the date of grant. With the exception of an option granted effective as of a future date on which a newly recruited executive commences employment, the date of grant is the date on which the Committee meets and approves the particular option. The Committee generally grants options for each calendar year at its meeting held in conjunction with the February regular meeting of the Board. This is also the meeting at which executive officer compensation adjustments and incentive compensation payments are considered.

Benefits and Perquisites

We believe that benefits related to medical, life and disability insurance, and to retirement, are important and tax-efficient methods of meeting the basic financial requirements of our executive officers, who participate in the same group medical, life and disability insurance programs that are provided generally to our salaried employees. In addition, each executive participates in supplemental medical and disability insurance programs.

For 2010, our retirement program for employees in the United States consisted of two tax-qualified defined contribution plans, a 401(k) plan with a Company match and the Retirement Benefit Plan (“RBP”) described below. Under our 401(k) plan, all employees may contribute up to the IRS-specified maximums. For 2008 and a portion of 2009, we matched to the extent of 66 2/3% of the individual’s contribution, up to a maximum contribution of 4% of eligible compensation (which in 2009 was limited to $245,000). The match was suspended in August 2009, but reinstated at 2%, or one-half the former level, for the last three months of 2010. For 2011, the match remains at that level.

Under the RBP, we contribute a percentage of eligible compensation to a participant’s account, and that percentage depends on both our overall contribution level and his or her age, with older employees receiving a progressively greater share. In 2008 we began phasing out the RBP. As part of the phase-out, participation was frozen at December 31, 2007, and our contributions were factored down to reflect attained age of less than 50 and attained years-of-service of less than 15 as of that date. Contributions are also limited by various nondiscrimination rules, and cannot be made against that portion of an executive’s salary exceeding, for 2010,

$245,000. For 2010, the total amount contributed by us to the plan was approximately 1.8% of eligible compensation, as compared with approximately 2% in 2009, 3% in 2008, and contributions exceeding 6% in prior recent years. The reduced commitment to the defined contribution plan is being used by the Company to fund the EBP Plan described above under Annual Cash Incentive Compensation Awards.

For 2010, our retirement program for employees in the United Kingdom consisted of a tax-qualified defined contribution plan. Under the plan, we contribute a percentage of each employee’s eligible compensation to the plan. Employees may also make contributions to the plan up to specified maximums.

We do not have a separate nonqualified supplemental plan for our executives whose compensation exceeds the eligible amount for the 401(k) or RBP. We do not provide a defined benefit pension plan to our executives.

We offer an Employee Stock Purchase Plan, open to all employees, including the named executive officers, to purchase our common stock on a recurring basis through payroll deductions of up to 10% of base salary. We make matching contributions, which are also used to purchase common shares for the individual’s account, equal to 25% of the employee’s contribution up to 5% of base salary. Although our match was suspended in August 2009, it was reinstated for the last three months of 2010.

We maintain an Officers’ Deferred Compensation Plan under which certain senior personnel, including the named executive officers, may elect to defer payment of compensation that they are otherwise entitled to receive in cash. Until paid, deferred amounts accrue interest, compounded semi-annually, at the prime rate for commercial borrowers established from time to time by a named commercial bank. Currently, that rate is 3.25% per annum. Deferred amounts, together with earnings, are paid upon retirement or other termination of the officer’s employment, or at another date specified by the individual at the time the deferrals are authorized, or thereafter subject to tax-law limitations on the timing and nature of further extensions of the payment dates. Of the named executive officers, only Dr. Mackay has elected to participate in the plan.

In recent years, our Compensation Committee has reduced other types of perquisites, based on its understanding of current trends in executive compensation. At the present time we do not provide an automobile for, pay an automobile allowance to, or pay club dues for any U.S.-based named executive offer; however, we do provide Mr. Koutrouki an automobile allowance, which is typical for executives in Europe and consistent with his compensation program prior to our acquisition of his previous employer. We also continue in some cases to provide other benefits that we believe have a nexus to business needs, such as occasional spousal travel to Company events. We also provide relocation assistance.

Compensation Decisions for the Named Executive Officers

The following paragraphs discuss the specific compensation decisions made by the Compensation Committee and the Board for the named executive officers.

Neilson A. Mackay

Dr. Mackay became President and Chief Executive Officer in November 2009, at which time his salary was raised to $400,000, an amount below the median level for CEOs of comparable companies, but that was expected to be reviewed in the normal course effective in January 2010. However, because of the general salary freeze, which was recommended by Dr. Mackay, review of his salary (and that of the other executive officers) was deferred until August 2010. At that time, his salary was raised to $470,000, a level approximating the median of the comparator company data. Executive salaries were reviewed for 2011, and Dr. Mackay’s salary was increased by the guideline 3% increase, to $484,000. While this amount exceeds the median for CEOs in the revised comparator group used for 2011, Dr. Mackay’s overall 2011 compensation at target achievement levels is below the median for that group, and his salary is below the median CEO salary in the broader Radford survey. The Committee and Board also concluded that Dr. Mackay’s continued efforts and success in designing and implementing the One EMS reorganization should be recognized by at least a guideline salary increase.

Dr. Mackay’s 2010 target EAICP award was 80% of his salary, in line with our typical CEO target. The Committee believes that this is a level of performance-based cash compensation that is appropriate in terms of rewarding financial performance that benefits the shareholders, and in terms of comparison with practices at comparator companies. Because our actual performance exceeded targeted goals and Dr. Mackay was evaluated by the Committee and Board as having met his 2010 performance objectives, he received $387,014, or 112.7% of his target award based on base salary during 2010. For 2011, Dr. Mackay’s target EAICP award remains at 80% of his base salary. As is the case for other corporate executives, payment of 40% of his award will depend on achieving an adjusted EBITDA target, 40% will depend on achieving an adjusted EPS target, and 20% will depend on his performance against individual objectives, in his case as set and evaluated by the Compensation Committee and Board.

For 2010, Dr. Mackay was granted an option to acquire 50,000 shares, having a Black-Scholes estimated value of approximately 66% of his base salary. This percentage is below the general target of 80%, but reflects the lower Black-Scholes valuation of each optioned share due to the lower market price of our shares in February 2010, and also the Compensation Committee’s reluctance for the 2010 total of options and restricted-share awards for all executives, managers and Board members to significantly exceed 2% of outstanding shares. In 2011, he has been granted an option to acquire 45,000 shares, having a grant-date Black-Scholes valuation of 75% of his base salary. This number is somewhat below the 80% target for CEO equity awards, but assists in holding the projected use of equity award shares during 2011, for all purposes, to slightly under 2.1% of the outstanding shares, before reduction for forfeitures during the year.

Dr. Mackay also received the other benefits indicated in the Summary Compensation Table. We do not provide Dr. Mackay with either an automobile or club memberships.

Gary B. Shell

Mr. Shell became Senior Vice President, Chief Financial Officer and Treasurer in May 2008. At the 2010 mid-year salary review, and also for 2011, the Committee and Board have provided 5% increases directed at bringing Mr. Shell’s salary closer to comparator group medians, and also reflecting his continued development and success as CFO, and positive evaluations of his contributions in that role. These adjustments resulted in salaries of $264,000 on an annual basis for the last half of 2010 and $277,800 for 2011. Despite the increases, the latter figure remains below the comparator and Radford survey medians.

For 2010, Mr. Shell’s EAICP target award was set at 50% of his base salary. The Committee believes this to be an appropriate level for the CFO, and has retained it for 2011. For 2010 he received $144,944 based on corporate-level performance against targets and the CEO’s evaluation of his performance against individual objectives.

For 2010, Mr. Shell was granted an option to acquire 30,000 shares, with a Black-Scholes value of approximately 63% of his base salary. His 2011 grant of 25,000 shares has a Black-Scholes value approximating 73% of salary, a level that is slightly below the median reported by our comparator group.

Constandino Koutrouki

Mr. Koutrouki joined the Company in 2009 in connection with the acquisition of a United Kingdom-based global tracking business. During 2010, all global tracking businesses of EMS were consolidated under his management. Prior to that time, he had not been considered an executive officer whose compensation was determined by the Compensation Committee and Board. Rather, his compensation (other than the stock option component) was determined by the CEO.

In light of Mr. Koutrouki’s compensation with his prior employer, his expected importance in the process of integrating the acquired business with other EMS businesses, and compensation practices in the United Kingdom, his salary for the second half of 2010 was $251,300 on an annual basis.

In February 2011, Mr. Koutrouki was designated as the General Manager of the new Global Resource Management operating group, which combines the former LXE and Global Tracking divisions, and which for 2011 is expected to be our largest operating group. In recognition of this new role, and of Mr. Koutrouki’s major responsibilities for unifying and expanding the Global Resource Management businesses, the Committee and Board increased his salary by 10% to $276,400, although the increase for the period prior to his appointment as General Manager of the new operating group in February 2011 was limited to 4%.

Mr. Koutrouki’s target 2010 EAICP award was 40% of base salary, which was in line with those for other segment General Managers. His EAICP award for the year was $112,079, based on EMS Global Tracking’s strong results during 2010, consolidated operating income, and the CEO’s evaluation of his performance against individual objectives. His target EAICP award for 2011 has been increased to 45% of his base salary, reflecting the larger size and importance of the Global Resource Management business.

For 2010, he also received an option, as recommended by the CEO, for 23,000 shares, having a Black-Scholes grant-date value of 51% of his base salary. His 2011 option grant covers 17,000 shares, representing a grant-date fair value of 50% of his base salary, which is consistent with the awards to other General Managers.

In February 2009, at the time we acquired Mr. Koutrouki’s former employer, we agreed to provide a bonus of £70,000 to Mr. Koutrouki in February 2011, provided he remained continuously employed by EMS until that time. This retention bonus was paid in February 2011.

Stephen M. Newell

At the 2010 mid-year review, Mr. Newell’s salary was increased by 6% to reduce the gap between his compensation and that of our other divisional General Managers based on the Radford survey median. For 2011, due to the reorganization of LXE into the new Global Resource Management operating group, Mr. Newell will be reporting to Mr. Koutrouki. Pending full understanding of his new role, Mr. Newell’s salary was not further adjusted, but he was awarded a one-time lump-sum payment in 2011 of $6,500, or 3% of his salary.

For 2010, Mr. Newell’s target EAICP award was 40% of base salary, which was the same as that for the other non-interim General Manager of a large division. Reflecting actual 2010 results in excess of targets at both the LXE and consolidated levels, and the CEO’s evaluation of his performance against individual objectives, his EAICP award for the year was $97,599. For 2011, his target EAICP award will remain at 40% of salary.

In 2010 Mr. Newell was granted an option to purchase 23,000 shares, the same as the other non-interim General Manager of a large division. This grant is valued at 59% of his base salary, which is above the 50% guideline for his position but reflected both the relatively low level of his base salary and other factors discussed above. For 2011, Mr. Newell has received an option grant of 13,500 shares, or 50% of his base salary, which is in line with option grants to our other divisional General Managers.

Timothy C. Reis

For 2009, Mr. Reis received a 4% increase in base salary, to $216,300. This increase was above the guideline, reflecting his work during 2008 on a series of acquisitions and other significant legal matters. His salary remained at this level during 2010 as the CEO evaluated Mr. Reis’ role in the evolving organization. For 2011, he received the guideline 3% salary increase, to $222,800.

For 2010, the target EAICP award for Mr. Reis was 45% of his base compensation, and based on consolidated financial performance against targets and the CEO’s evaluation of his performance against individual objectives, resulted in an award of $100,007. For 2011, his target award has been aligned with other corporate vice presidents who do not have operational responsibility, at 40% of base salary. Both the option for 20,000 shares that he received in 2010 and the option for 13,500 shares that he received for 2011 have Black-Scholes grant-date valuations approximating 50% of his salary.

R. Nim Evatt

Mr. Evatt joined the Company in 2009 as a result of an acquisition. At the beginning of 2010 the acquired business was integrated with the former SATCOM business and another recently acquired business, to form the Aviation segment, of which he was designated as the General Manager. He served in that position until late 2010, at which time he retired.

Mr. Evatt’s 2009 salary of $265,000 was determined in the negotiations for acquiring his former business. Because this salary level was somewhat above that of other General Managers, his salary was not increased in connection with the 2010 mid-year salary review. With respect to other aspects of his 2010 compensation, Mr. Evatt received awards consistent with those for Mr. Newell, who at the time was the only other non-interim General Manager of a major division. His 2010 option award for 23,000 shares had a grant-date fair value equal to 48% of his salary. His target EAICP award was 40% of his salary. Because the Aviation division did not achieve 80% of its targets for the year, his EAICP award amount of $61,602 included solely the portions earned on the basis of consolidated adjusted operating income and personal objectives as evaluated by the CEO.

In January 2009, at the time we acquired Mr. Evatt’s former employer, we agreed to provide a bonus of $75,000 to Mr. Evatt in January 2011, provided he remained continuously employed by EMS until that time. This retention bonus was paid in January 2011.

Because of Mr. Evatt’s separation agreement, he did not receive options in 2011, nor is he eligible to participate in the EAICP for 2011. The separation agreement is described below at Employment Arrangements — Payments in the Event of Certain Terminations.

Clawback Policy and Stock Ownership

We have a “clawback” or recoupment policy of seeking, to the extent practicable, to recover all or an appropriate portion of performance-based compensation from any executive officer and certain other senior management and financial personnel, when the original payment of such compensation was based on the achievement of financial results that were subsequently the subject of a material restatement, and in the Board’s view the officer or other employee engaged in fraud or willful misconduct that inflated the original results in a manner requiring the restatement.

Consistent with our belief that our executive officers’ interests should be aligned with those of our shareholders, we expect that executive officers maintain a significant level of investment in our Company. To assist in achieving the meaningful levels of share ownership, we provide officers with stock-based awards, as well as the Employee Stock Purchase Plan that is open to all employees.

Report of the Compensation Committee

The Compensation Committee of our Board has provided the following Report for inclusion in this Proxy Statement:

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis, as prepared by the Company’s management, and has discussed its content with management as we believed appropriate. Based on our review and these discussions, the Compensation Committee has recommended to the Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the members of the Compensation Committee:

Norman E. Thagard (Chairman)
John B. Mowell(1)
Bradford W. Parkinson
John L. Woodward, Jr.

(1)	Mr. Mowell joined the Committee in February 2011.

Summary of Executive Compensation

The following table discloses, for the years ended December 31, 2010, 2009 and 2008, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid, accrued or granted for those years, to the named executive officers, which include the Chief Executive Officer, the Chief Financial Officer, each of the other three most highly compensated executive officers that were serving on the last day of the year, and one other person who served as an executive officer for a portion of 2010 but was not serving as an executive officer at the end of the year. Descriptions of the principal compensation elements reflected in this table, and the processes through which each officer’s payments or benefits were determined, appear in the preceding Compensation Discussion and Analysis.

Summary Compensation Table for 2010

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(5)	Awards(5)	Compensation(6)	Earnings	Compensation(7)	Total

Neilson A. Mackay(1)	2010	$426,933	—	—	277,000	408,771	—	39,575	1,152,279
President and Chief	2009	332,464	—	—	193,400	6,024	—	30,789	562,677
Executive Officer	2008	299,557	32,117	—	178,800	126,959	1,950	52,145	691,528
Gary B. Shell	2010	256,376	—	—	166,200	158,059	—	25,881	606,515
Senior Vice President,	2009	247,188	—	—	145,050	4,479	—	28,111	424,828
Chief Financial	2008	239,629	—	86,010	119,200	95,586	—	27,211	567,636
Officer and Treasurer
Constandino Koutrouki(2)	2010	236,654	—	—	101,160	126,065	—	45,682	509,561
Vice President and General Manager, EMS Global Resource Management
Stephen M. Newell(3)	2010	209,741	—	—	127,420	109,994	—	9,531	456,686
Vice President and	2009	222,712	35,000	—	38,245	373	—	99,627	395,957
General Manager, LXE
Timothy C. Reis	2010	215,904	—	—	110,800	111,010	—	21,714	459,428
Vice President &	2009	212,256	—	—	96,700	3,846	—	22,776	335,578
General Counsel
R. Nim Evatt(4)	2010	264,482	—	—	127,420	69,206	—	211,513	672,621
Former Vice President and General Manager, EMS Aviation

(1)	Dr. Mackay was appointed as President and Chief Executive Officer of the Company in November 2009. He previously served as Executive Vice President and Chief Operating Officer of the Company and as General Manager of the SATCOM division.

(2)	Mr. Koutrouki became Vice President and General Manager, EMS Global Resource Management in February 2011. From May 2010 to February 2011 he served as Vice President and General Manager, EMS Global Tracking. He previously served as General Manager, EMS Satamatics, from the date of its acquisition by EMS in February 2009 to May 2010. His compensation was paid in pounds sterling. These compensation amounts have been converted into U.S. dollars at the average of the exchange rates in effect during the year. In accordance with SEC rules, since Mr. Koutrouki first became a named executive officer in 2010, only his 2010 compensation is included in the table.

(3)	Mr. Newell was appointed Vice President and General Manager, LXE in March 2009. The salary amount for 2009 for Mr. Newell includes commissions earned of $16,969.

(4)	Mr. Evatt became Vice President and General Manager, EMS Aviation in January 2010. He previously served as General Manager, Formation, from the date of its acquisition by EMS in January 2009 to January 2010. In December 2010 he entered an agreement with the Company under which his full-time employment would end on December 31, 2010, his duties as General Manager, EMS Aviation would be transferred to a new General Manager, and he would provide services to the Company under a part-time services arrangement until March 31, 2011. In accordance with SEC rules, since Mr. Evatt first became a named executive officer in 2010, only his 2010 compensation is included in the table.

(5)	Represents the aggregate grant-date fair value of awards computed in accordance with ASC 718. Assumptions used to determine the grant-date fair value are provided in Note 8, “Stock-Based Compensation,” to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(6)	For 2010, includes the amounts under the EAICP of $387,014 for Dr. Mackay, $144,994 for Mr. Shell, $112,079 for Mr. Koutrouki, $97,599 for Mr. Newell, $100,007 for Mr. Reis and $61,602 for Mr. Evatt, and amounts under the EPB Plan of $21,756 for Dr. Mackay, $13,065 for Mr. Shell, $13,985 for Mr. Koutrouki, $12,395 for Mr. Newell, $11,002 for Mr. Reis and $7,603 for Mr. Evatt.

(7)	The following table details the amounts included in the “All Other Compensation” column for 2010:

			Employee
			Stock	Supplemental		Other
	401(k)	Retirement	Purchase	Medical and	Life	Compen-
Name	match(a)	Plan(a)	Plan(b)	Disability	Insurance	sation(c)	Total

Neilson A. Mackay	$2,169	24,500	1,356	7,384	2,286	1,880	39,575
Gary B. Shell	1,222	14,988	763	8,134	774	—	25,881
Constandino Koutrouki	—	17,749	—	—	—	27,933	45,682
Stephen M. Newell	1,003	750	—	7,598	180	—	9,531
Timothy C. Reis	998	5,112	624	14,566	414	—	21,714
R. Nim Evatt	1,223	—	764	7,240	2,286	200,000	211,513

(a)	Represents our contributions to tax-qualified defined contribution retirement plans.

(b)	Represents our contributions to the Employee Stock Purchase Plan.

(c)	For 2010 includes: for Dr. Mackay, $1,880 personal travel expense paid by the Company; for Mr. Koutrouki, $27,933 automobile allowance; and for Mr. Evatt, $200,000 severance accrual.

2010 Grants of Plan-Based Awards

The following table sets forth certain information with respect to the named executive officers concerning 2010 grants of plan-based awards from the Executive Annual Incentive Compensation Plan, the EMS Performance Bonus Plan and our Stock Incentive Plans. Descriptions of these plans and other information concerning these grants are included in Compensation Discussion and Analysis:

							All Other
							Option
							Awards:	Exercise	Grant Date
		Estimated Future Payouts					Number of	or Base	Fair
		Under					Securities	Price of	Value of
		Non-Equity Incentive Plan Awards					Underlying	Option	Stock and
	Grant	Threshold	Target		Maximum		Options	Awards(1)	Option
Name	Date	($)	($)		($)		(#)	($/share)	Awards(2)($)

Neilson A. Mackay	2/18/10		320,004	(3)
	2/18/10		16,000	(4)	24,000	(4)
	2/18/10						50,000	13.71	277,000
Gary B. Shell	2/18/10		126,006	(3)
	2/18/10		10,081	(4)	15,121	(4)
	2/18/10						30,000	13.71	166,200
Constandino Koutrouki	2/18/10		94,008	(3)(5)
	2/18/10		9,401	(4)(5)	14,101	(4)(5)
	3/1/10						18,000	13.95	101,160
Stephen M. Newell	2/18/10		82,002	(3)
	2/18/10		8,200	(4)	12,300	(4)
	2/18/10						23,000	13.71	127,420
Timothy C. Reis	2/18/10		97,344	(3)			20,000	13.71	110,800
	2/18/10		8,653	(4)	12,979	(4)
	2/18/10						20,000	13.71	110,800
R. Nim Evatt	2/18/10		105,997	(3)
	2/18/10		10,600	(4)	15,900	(4)
	2/18/10						23,000	13.71	127,420

(1)	The exercise price for stock options is the closing market price on the date of grant.

(2)	Represents the grant-date fair value computed in accordance with ASC 718. Assumptions used to determine the grant-date fair value are provided in Note 8, “Stock-Based Compensation,” to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	Estimated target award amounts under the EAICP based on salary at the grant date. Actual payouts are based on actual 2010 base compensation. There is no threshold or maximum amount set under the plan.

(4)	Estimated target and maximum award amounts under the EPB Plan based on salary at the grant date. Actual payouts are based on actual 2010 base compensation. There is no threshold amount set under the plan.

(5)	Awards for Mr. Koutrouki were valued in pounds sterling currency and converted into U.S. dollars at the foreign exchange rate in effect at the grant date.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table sets forth certain information with respect to the named executive officers concerning equity awards outstanding as of December 31, 2010:

	Number of	Number of			Number of
	Securities	Securities			Shares or
	Underlying	Underlying			Units of	Market Value of
	Unexercised	Unexercised	Option	Option	Stock That	Shares or Units of
	Options	Options	Exercise	Expiration	Have Not	Stock That Have
Name	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Not Vested(3)

Neilson A. Mackay	7,100		$14.22	2/7/13
	7,150		21.70	2/5/14
	3,300		15.54	2/4/11
	5,250		18.05	2/17/12
	7,500	2,500	19.37	1/23/13
	7,500	7,500	27.82	2/13/14
	5,000	15,000	23.86	2/5/15
		50,000	13.71	2/18/16
					2,000	$39,560
Gary B. Shell	1,000		18.99	4/19/14
	250		13.25	3/24/11
	1,500		18.05	2/17/12
	3,750	1,250	19.37	1/23/13
	5,000	5,000	27.82	2/13/14
	3,750	11,250	23.86	2/5/15
		30,000	13.71	2/18/16
					1,000	19,780
Constandino Koutrouki		18,000	13.95	3/1/16
					1,125	22,253
Stephen M. Newell	225		18.05	2/17/12
	225	75	19.90	2/27/13
	1,250	3,750	18.45	5/1/15
		23,000	13.71	2/18/16
Timothy C. Reis	700		18.99	4/19/14
	400		13.25	3/24/11
	3,225		18.05	2/17/12
	5,625	1,875	19.37	1/23/13
	4,000	4,000	27.82	2/13/14
	2,500	7,500	23.86	2/5/15
		20,000	13.71	2/18/16
R. Nim Evatt		23,000	13.71	2/18/16
					1,125	22,253

(1)	Vesting dates for option share awards that were not exercisable at December 31, 2010 are as follows: for Messrs. Shell, Reis, and Dr. Mackay, option shares that will expire on January 23, 2013 will vest on January 23, 2011; option shares that will expire on February 13, 2014 will vest in two equal segments on February 13, 2011 and 2012; option shares that will expire on February 5, 2015 will vest in three equal segments on February 5, 2011, 2012 and 2013; option shares that will expire on February 18, 2016 will vest in three equal segments on February 18, 2011, 2012 and 2013. For Mr. Newell, option shares that will expire on February 27, 2013 will vest on February 27, 2011; option shares that will expire on May 1, 2015 will vest in three equal segments on May 1, 2011, 2012 and 2013; and option shares that will expire on February 18, 2016 will vest in three equal segment on February 18, 2011, 2012 and 2013. For Mr. Koutrouki, option shares that will expire on March 1, 2016 will vest in three equal segments on March 1, 2011, 2012 and 2013. For Mr. Evatt, one-third of the option shares that will expire on February 18, 2016 will vest on February 18, 2011 and the remaining option shares will not vest as a result of his separation agreement described below under Employment Arrangements.

(2)	Vesting dates for shares of restricted stock that had not vested at December 31, 2010, are as follows: for Dr. Mackay, the shares will vest in on July 28, 2011; for Mr. Shell, the shares will vest in two equal tranches on May 2, 2011 and 2012; and for Mr. Koutrouki, the shares will vest in three equal tranches on May 1, 2011, 2012 and 2013. For Mr. Evatt, the shares will not vest as a result of his separation agreement described below under Employment Arrangements.

(3)	Market value is based on the closing price of $19.78 on December 31, 2010.

2010 Option Exercises and Stock Vested

The following table sets forth certain information with respect to the named executive officers concerning option exercises and stock — award vesting during the year ended December 31, 2010:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting(1)

Neilson A. Mackay	—	—	2,000	$32,300
Gary B. Shell	—	—	500	7,945
Constandino Koutrouki	—	—	375	5,959
Stephen M. Newell	—	—	—	—
Timothy C. Reis	—	—	—	—
R. Nim Evatt	—	—	375	5,959

(1)	Value represents the market value of the common shares based on the closing stock price on the day of vesting.

Nonqualified Deferred Compensation for 2010

The following table sets forth certain information with respect to the named executive officers concerning the Officers’ Deferred Compensation Plan for the year ended December 31, 2010:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance
	in last FY	in last FY	last FY	Distributions	at last FY
Name	($)	($)	($)	($)	($)

Neilson A. Mackay	—	—	$10,268	—	323,671
Gary B. Shell	—	—	—	—	—
Constandino Koutrouki	—	—	—	—	—
Stephen M. Newell	—	—	—	—	—
Timothy C. Reis	—	—	—	—	—
R. Nim Evatt	—	—	—	—	—

For a description of the plan, see Compensation Discussion and Analysis.

Equity Compensation Plans

The following table sets forth certain information about our equity compensation plans as of December 31, 2010:

(c)
Number of
	(a)		(b)	Securities
	Number of		Weighted	Remaining Available
	Securities to be		Average Exercise	for Future Issuance
	Issued Upon		Price of	Under Equity
	Exercise of		Outstanding	Compensation Plans
	Outstanding		Options,	(Excluding
	Options, Warrants		Warrants and	Securities Reflected
Plan Category	and Rights		Rights	in Column (a))

Equity compensation plans approved by security holders	1,074,734		$19.18	1,290,350	(1)
Equity compensation plans not approved by security holders	82,700	(2)	19.68	—

Total	1,157,434		19.06	1,290,350

(1)	Represents shares available for future grants under the 2007 Stock Incentive Plan.

(2)	Represents shares subject to the exercise of outstanding options previously granted under the 2000 Stock Incentive Plan, which expired in January 2010. No further awards may be granted from this plan.

Employment Arrangements

We do not have any employment agreements with any of our named executive officers.

Payments in the Event of Certain Terminations.  We have entered into amended Executive Protection Agreements with certain of our current executive officers, including Dr. Mackay and Messrs. Shell, Reis, Koutrouki and Newell, with respect to compensation in the event of termination following a change in control. Rights under the agreements arise if, within two years following such a change in control, an officer’s employment is terminated involuntarily (other than for cause or as a result of disability or death), or voluntarily due to Company-initiated adverse changes in duties, compensation or benefits, or change in principal location for the performance of the officer’s duties. If the change in control was not approved by the Board of Directors, the affected officer would be entitled to a lump-sum payment of the present value of three years’ salary and continuation of health and life insurance benefits for one year (18 months for Dr. Mackay). If the change in control was approved by the Board of Directors, the affected officer would be entitled to a lump-sum payment of the present value of two years’ salary (30 months for Dr. Mackay) and continuation of health and life insurance benefits for one year (18 months for Dr. Mackay).

Under the EAICP as in effect for 2011, in the case of a qualifying termination following a Board-approved change in control, the participant would be entitled to payment of his target award for the year. However, a participant who is terminated following a change in control that was not approved by the Board of Directors would not be entitled to payment of an EAICP award.

In accordance with our stock incentive plan agreements, the occurrence of a change in control or death of a named executive officer would result in accelerated vesting of that named executive officer’s unvested stock options. The death of a named executive officer would also result in accelerated vesting of that named executive officer’s unvested restricted stock awards. In addition, the restricted stock award agreements provide for accelerated vesting of a named executive officer’s unvested restricted stock awards if that named executive officer becomes disabled.

In 2007, Dr. Mackay transferred to the United States from our Canadian subsidiary, and at that time negotiated an agreement under which, in the event of a future involuntary termination without cause, he would be entitled to severance payments determined by reference to Canadian law and practice, which is more generous to the terminated executive than we typically otherwise provide to a terminated executive. The potential payments may vary significantly depending on numerous future factors, and cannot be readily determined before the specific termination circumstances are known. However, we believe that our obligations would be 1.5 to 2.0 times Dr. Mackay’s annual compensation, potentially including salary, typical EAICP award and other benefits.

In connection with recruiting Mr. Newell to transfer from the SATCOM division and to relocate his home from Maryland, we agreed that in the event he was terminated as General Manager of the LXE division due to its sale by the Company within two years, he would receive a severance payment equal to one year’s salary.

The following table shows the potential payments to the named executive officers (except for Mr. Evatt whose separation agreement is described below) upon a termination of employment under various scenarios, assuming that the triggering event occurred on December 31, 2010 and assuming that the Executive Protection Agreements, as amended, were in place at that date:

				Accelerated	Accelerated
				Vesting of	Vesting of	Health and
				Restricted	Stock	Welfare
Name		Severance(1)	EAICP(2)	Stock(3)	Options(4)	Benefits(5)	Total

Neilson A. Mackay
•	Termination (Voluntary or involuntary for cause, other than change in control)	—	—	—	—	—	—
•	Termination (involuntary without cause)(6)	$936,407	361,168	—	—	34,562	1,332,137
•	Change in control (with board approval)	1,169,400	343,341	—	370,151	25,922	1,908,814
•	Change in control (without board approval)	1,401,951	—	—	370,151	25,922	1,798,024
•	Death	—	—	39,560	370,151	—	409,711
•	Disability	—	—	39,560	—	—	39,560
Gary B. Shell
•	Termination (Voluntary or involuntary for cause, other than change in control)	—	—	—	—	—	—
•	Termination (involuntary without cause)	—	—	—	—	—	—
•	Change in control (with board approval)	527,193	128,632	—	189,168	19,269	864,262
•	Change in control (without board approval)	789,292	—	—	189,168	19,269	997,729
•	Death	—	—	19,780	189,168	—	208,948
•	Disability	—	—	19,780	—	—	19,780
Constandino Koutrouki
•	Termination (Voluntary or involuntary for cause, other than change in control)	—	—	—	—	—	—
•	Termination (involuntary without cause)	—	—	—	—	—	—
•	Change in control (with board approval)	484,785	93,452	—	104,940	—	683,177
•	Change in control (without board approval)	725,801	—	—	104,940	—	830,741
•	Death	—	—	22,253	104,940	—	127,193
•	Disability	—	—	22,253	—	—	22,253
Stephen M. Newell
•	Termination (Voluntary or involuntary for cause, other than change in control)	—	—	—	—	—	—
•	Termination (involuntary without cause)	—	—	—	—	—	—
•	Change in control (with board approval)	432,959	84,054	—	146,649	20,885	684,547
•	Change in control (without board approval)	648,209	—	—	146,649	20,885	815,743
•	Death	—	—	—	146,649	—	146,649
•	Disability	—	—	—	—	—	—
Timothy C. Reis
•	Termination (Voluntary or involuntary for cause, other than change in control)	—	—	—	—	—	—
•	Termination (involuntary without cause)	—	—	—	—	—	—
•	Change in control (with board approval)	430,970	97,344	—	133,219	20,609	682,142
•	Change in control (without board approval)	645,231	—	—	133,219	20,609	799,059
•	Death	—	—	—	133,219	—	133,219
•	Disability	—	—	—	—	—	—

(1)	For a change in control approved by the Board, represents the salary amount as of December 31, 2010 for each of Messrs. Shell, Koutrouki, Newell and Reis over a two-year period (and for Dr. Mackay over a 30-month period), discounted to a present value amount at 120% of the applicable federal short-term rate compounded annually, to determine the lump-sum payment that would be required by the amended Executive Protection Agreements under a change in control. For a change in control that has not been approved by the Board, represents the salary amount as of December 31, 2010 for each named executive officer paid over a three-year period, discounted to a present value amount at 120% of the applicable federal short-term rate compounded annually, to determine the lump-sum payment that would be required by the amended Executive Protection Agreements under a change in control.

(2)	For a change in control approved by the Board, represents the amount due to each named executive officer as of December 31, 2010 under the EAICP as in effect in 2011.

(3)	Represents the value of unvested restricted shares as of December 31, 2010. The amounts were calculated by multiplying the number of unvested restricted shares at December 31, 2010 by the closing stock price of $19.78 on December 31, 2010. All unvested restricted shares would immediately vest in the event of the executive’s death or disability, provided that death or disability occurred while the named executive officer was employed.

(4)	Value represents “in-the-money” unvested stock options as of December 31, 2010, calculated by multiplying the number of unvested “in-the-money” options by the difference between the closing stock price on December 31, 2010 ($19.78) and the exercise price for the options. Options for which the exercise price exceeded the closing stock price were excluded from the calculation. All unvested stock options would vest immediately in the event of a change in control or the executive’s death, provided that death occurred while the named executive officer was employed.

(5)	The amended Executive Protection Agreements provide for 18-month continuation of health and life insurance benefits for Dr. Mackay and one-year for Messrs. Shell, Koutrouki, Newell and Reis.

(6)	Reflects the arrangements negotiated by Dr. Mackay in connection with his 2007 move from our Canadian subsidiary, under which he is entitled in the case of an involuntary termination without cause (whether or not following a change in control) to severance payments determined by reference to Canadian law and practice. The potential payment may vary significantly depending on numerous factors and cannot be readily determined before the specific termination circumstances are known. However, we believe that our obligation would be in the range of 1.5 to 2.0 times Dr. Mackay’s annual compensation, potentially including salary, typical incentive awards and other benefits. The table presents the payments at the top end of this range, and on the assumption that his typical incentive awards would be the average of the amounts paid for 2008, 2009 and 2010. The severance amount represents the salary amount as of December 31, 2010 paid over a two-year period, discounted to a present value amount at 120% of the applicable federal short-term rate compounded annually.

The table above does not include payments and benefits to the extent that they are generally provided on a nondiscriminatory basis to other employees. These include life insurance, death and disability benefits and payment of unused vacation. The table also does not include amounts to which the executives would be entitled to receive that are already described in the compensation tables that appear earlier in this proxy statement, including the value of equity awards that are already vested and vested benefits under our defined contribution retirement plans.

Separation Arrangement with Mr. Evatt.  In December 2010 we entered into an agreement with Mr. Evatt whereby his full-time employment would end on December 31, 2010, his duties as General Manager, EMS Aviation would be transferred to a new General Manager, and he would provide services to the Company under a part-time services arrangement until March 31, 2011. From April 1, 2011 through December 31, 2011, provided that Mr. Evatt provided services during the part-time employment period, he will receive $22,222 per month. He will also receive continuation of health and life insurance benefits at the standard employee contribution rates. Such benefits have an estimated value of $15,909. There is no accelerated vesting of stock awards in connection with this separation agreement. In the event of a change in control, the separation pay would become payable immediately in a single lump sum.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our shareholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a “say on pay”, and provides you, as a shareholder, with the ability to cast a vote with respect to our 2010 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this Proxy Statement through the following resolution:

“RESOLVED, that the shareholders approve the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects our compensation objectives. Although the vote is non-binding, the Compensation Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with shareholders to better understand the concerns that influenced the vote. The Compensation Committee would consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our named executive officers.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board of Directors, will not create or imply any change to or any additional fiduciary duties of the Board of Directors and will not restrict or limit the ability of shareholders generally to make proposals for inclusion in proxy materials related to executive compensation.

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of executive compensation.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides shareholders with the opportunity to indicate, on an advisory basis, their preference as to the frequency of future “say on pay” votes, often referred to as a “say when on pay”. For this proposal, shareholders can indicate whether they would prefer that we hold future advisory votes on executive compensation every one, two or three years.

The optimal frequency of future “say on pay” votes rests on a judgment about the relative benefits and burdens of each of the choices: one, two or three years. There have been diverging views expressed on this question and the Board of Directors believes there is a reasonable basis for each of the choices. Some have suggested that less frequent votes are preferable, arguing that a less frequent vote would allow shareholders to focus on overall design issues rather than details of individual decisions, would align with the goal of compensation programs which are designed to reward performance that promotes long-term shareholder value, and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year. Others have suggested that annual votes are preferable, arguing that an annual vote is needed to give shareholders the opportunity to react promptly to trends in compensation, provide feedback before those trends become pronounced over time, and give the Board of Directors and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders. After careful consideration of the frequency alternatives, the Board of Directors recommends that future advisory votes on executive compensation should be held every year, or on an annual basis.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in making a decision as to the policy to be adopted by the Board of Directors on the frequency of future advisory votes on executive compensation.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board of Directors, will not create or imply any change to or any additional fiduciary duties of the Board of Directors and will not restrict or limit the ability of shareholders generally to make proposals for inclusion in proxy materials related to executive compensation.

The Board of Directors unanimously recommends that shareholders vote for an advisory vote on executive compensation every ONE year.

AUDIT MATTERS

Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent oversight of our accounting and financial reporting functions and internal controls, as set out in its written Charter, which was last revised in October 2008. The Committee has considered its Charter, and has determined that the Charter is adequate for the purposes of providing the Committee with the responsibilities and authority appropriate for its role in our corporate governance structure and under applicable requirements of the SEC and The NASDAQ Stock Market, Inc. listing standards. This Committee’s Charter is available on our website, at www.ems-t.com, under the link for “Investor Relations.”

The Audit Committee currently comprises five members, each of whom was and is “independent” as defined by the NASDAQ listing standards. Mr. Buerger is Chairman of the Committee, and has been determined by the Board to be, by virtue of his professional training and experience, an “audit committee financial expert” within the meaning of the SEC’s regulations under the Sarbanes-Oxley Act of 2002. The Committee held seven formal meetings during the year, and its Chairman also regularly consulted during the year with the CEO, the CFO, the internal auditor, members of the internal accounting and financial staffs, and with the representatives of the independent registered public accounting firm.

The Audit Committee has furnished the following report on its activities:

Management is responsible for the Company’s accounting and financial reporting processes, including establishing and maintaining appropriate internal control over financial reporting and preparing the consolidated financial statements in conformity with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee has responsibility for monitoring and oversight as set out in our Charter. The Committee’s responsibility is to monitor and review the financial reporting and auditing processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. The Committee’s oversight includes review of financial materials and audit information provided by management or the auditors, and specific inquiry concerning matters that we identify as warranting additional investigation or consideration.

The Audit Committee has met with management and KPMG LLP to review and discuss the December 31, 2010 consolidated financial statements. The Audit Committee has also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (Codified in AU Section 380), as adopted by Public Company Accounting Oversight Board in Rule 3200 T. The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence.

Based upon the Audit Committee’s discussions with management and KPMG LLP, and the Audit Committee’s review of the representations and disclosures of management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the Securities and Exchange Commission.

The Committee’s considerations and discussions with management and the independent registered public accounting firm have led us to conclude: that the Company’s financial statements are presented in conformity with U.S. generally accepted accounting principles; that the audit of our Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States); and that our Company’s independent registered public accounting firm is in fact “independent.”

However, our oversight role, and our reviews, discussions and consideration, do not enable us either to guarantee that these conclusions are in fact correct, or to assure the non-existence of additional facts or other information that could cause us to reach a different conclusion as to any of these matters.

Submitted by the members of the Audit Committee:

Hermann Buerger (Chairman)
John R. Kreick
John B. Mowell(1)
Thomas W. O’Connell
Norman E. Thagard

(1)	Mr. Mowell joined the Committee in February 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP acted as our independent registered public accounting firm during the last year, and has been appointed by the Audit Committee to continue to act as such during the current year, subject to shareholder ratification. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if he desires to do so.

Fees for the Audit and Other Services Provided by the Independent Registered Public Accounting Firm

The following table presents fees billed for the audit of our annual financial statements for the years ended December 31, 2010 and 2009, as well as fees for other services provided by KPMG LLP for those same periods:

	2010	2009

KPMG LLP
Audit fees(1)	$2,365,000	2,885,000
Tax fees(2)	263,000	371,000

Total	$2,628,000	3,256,000

(1)	Audit fees include fees for the annual financial statement audit, audit of internal control over financial reporting and quarterly reviews, as well as fees for other audit or attestation services required by statute or regulation, including various international statutory audits.

(2)	Tax fees paid to KPMG LLP were primarily for tax consultation and tax compliance services in the United States and Europe.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee seeks to pre-approve all services provided by our independent registered public accounting firm. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, and all such services provided in 2010 were pre-approved.

Under the policy, the full Committee must pre-approve all audit and audit-related services. However, the Audit Committee has authorized its Chairman to act on the Committee’s behalf to grant pre-approval of non-audit services, subject to reporting approvals to the Committee. Non-audit services typically include tax compliance, tax planning and related tax services, assistance and consultation on questions raised by regulatory-agency registration statements, attest services required by statute or regulation, and due diligence services. For each proposed service, the independent registered public accounting firm is required to provide sufficient description of its services at the time of approval to permit the Audit Committee or its Chairman to make a determination whether the provision of such services would impair the independent registered public accounting firm’s independence.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our 2011 consolidated financial statements and internal control over financial reporting, subject to ratification by a majority of the shares represented and voting on the matter at the Annual Meeting. Our auditors are appointed annually by the Audit Committee, based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision also takes into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with our internal audit and finance staffs, as well as the estimated audit fees for the coming year. KPMG LLP is considered by management to be well qualified to serve as our independent registered public accounting firm.

In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of KPMG LLP, it is contemplated that the firm’s appointment for the fiscal year ending December 31, 2011, will be permitted to stand unless the Audit Committee finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Audit Committee select other auditors for the following year.

The Board of Directors unanimously recommends a vote FOR ratification of KPMG LLP as our independent registered public accounting firm for 2011.

.

RELATED PARTY TRANSACTIONS

The Charter of the Compensation Committee provides that it (excluding any member having an interest in the transaction) is responsible for review and approval of any related party transaction with an officer, director or other controlling person. The Committee expects that in considering any such transaction it would evaluate whether the proposed terms are comparable to those available in similar arm’s length transactions, as well as require persuasive reasons for engaging in the transaction with the related party rather than a third party.

In February 2009 we acquired 100% of the equity interests of Formation, Inc. pursuant to the Agreement and Plan of Merger among the Company, its merger subsidiary, and the stockholders of Formation, Inc., including Mr. Evatt (collectively, the “Formation Stockholders”), dated December 11, 2008 (“Merger Agreement”). Under the Merger Agreement, the Formation Stockholders were entitled to receive an aggregate additional consideration (“earnout”) payment of approximately $7,500,000 if certain EBITDA financial targets of the Formation business were achieved in 2010. The Merger Agreement also contained provisions limiting our ability to manage the Formation business during periods in which earnout consideration would be affected by the financial performance of the business. We determined in 2009 that it was critical for our future market positioning and growth prospects that the various businesses selling products and services to the aviation industry (including the Formation business) be merged into a single business unit under one EMS Aviation management structure. To enable the merger of the formerly separate operating units without limitations on management of the Formation business, we entered into an amendment to the Merger Agreement with the Formation Stockholders. The amendment provided us with freedom from the Merger Agreement’s limitations on management of the Formation business. In return, we agreed to make a final aggregate earnout payment of $6,750,000 to the Formation Stockholders during 2010 that would not require financial performance targets to be met by the Formation business during 2010. At the time of the amendment, the financial projections for Formation as a separate entity would have resulted in an earnout payment equal to or exceeding the $6,750,000 payment. As one of the Formation Stockholders, Mr. Evatt received his 8.25% allocated portion of this payment equal to $558,872. The amendment was reviewed with the Board of Directors prior to its execution.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act, each executive officer, director and beneficial owner of 10% or more of our common stock is required to file certain forms with the SEC. A report of beneficial ownership of our common stock on Form 3 is due at the time such person becomes subject to the reporting requirement, and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter. Based solely on a review of the copies of the forms furnished to us, we believe that all forms required to be filed by reporting persons were filed on a timely basis.

SHAREHOLDER PROPOSALS

Rule 14a-8 Proposals for Our 2012 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, a shareholder proposal submitted for inclusion in our Proxy Statement for the 2012 Annual Meeting must be received by November   , 2011. However, pursuant to such rule, if the 2011 Annual Meeting is held on a date that is before April 12, 2012 or after June 11, 2012, then a shareholder proposal submitted for inclusion in our Proxy Statement for the 2012 Annual Meeting must be received by us a reasonable time before we begin to print and mail our Proxy Statement for the 2012 Annual Meeting.

Shareholder Proposals of Business

Under our Bylaws, a shareholder is eligible to submit a shareholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting outside the processes of Rule 14a-8 if the shareholder is (1) of record on the date the shareholder gives notice of the proposal and at the time of the annual meeting, (2) entitled to vote at the annual meeting, and (3) complies with the notice procedures set forth in our Bylaws. In addition, the proposal must be a proper matter for shareholder action under Georgia law and the shareholder must provide timely notice of the proposal in writing to our Secretary. To be timely under our Bylaws, our Secretary must receive advance notice of a proposal for business at the 2012 Annual Meeting between January 13, 2012 and February 12, 2012, provided however, if and only if the 2012 Annual Meeting is not scheduled to be held between April 12, 2012 and June 11, 2012, such shareholder’s notice must be delivered to our Secretary by the later of the tenth day following the day on which the date of the 2012 Annual Meeting is publicly disclosed or the date that is ninety (90) days prior to the date of the 2012 Annual Meeting. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposed business to be brought before the 2012 Annual Meeting and the shareholder proponent, and the shareholder must update and supplement that information (1) as of the record date for the 2012 Annual Meeting and (2) as of the date that is ten (10) business days prior to the 2012 Annual Meeting. The foregoing description is only a summary of the requirements of our Bylaws. Shareholders intending to submit a proposal of business at the 2012 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our Bylaws, as amended and restated effective November 5, 2010, which were filed with the SEC as an exhibit to the Quarterly Report on Form 10-Q for the period ended October 2, 2010.

Shareholder Nominations of Directors

Shareholders may nominate directors for election without consideration by the Governance Committee by complying with the eligibility, advance notice and other provisions of our Bylaws. Under our Bylaws, a shareholder is eligible to submit a shareholder nomination of directors at an annual meeting if the shareholder is (1) of record on the date the shareholder gives notice of the proposal and at the time of the annual meeting, (2) entitled to vote at the annual meeting, and (3) complies with the notice procedures set forth in our Bylaws. The shareholder also must provide timely notice of the nomination in writing to our Secretary. To be timely under our Bylaws, our Secretary must receive advance notice of a nomination for election of a director at the 2012 Annual Meeting between January 13, 2012 and February 12, 2012, provided however, if and only if the 2012 Annual Meeting is not scheduled to be held between April 12, 2012 and June 11, 2012, such shareholder’s notice must be delivered to our Secretary by the later of the tenth day following the day on which the date of the 2012 Annual Meeting is publicly disclosed or the date that is ninety (90) days prior to the date of the 2012 Annual Meeting. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the shareholder proponent, and the shareholder must update and supplement that information (1) as of the record date for the 2012 Annual Meeting and (2) as of the date that is ten (10) business days prior to the 2012 Annual Meeting. The foregoing description is only a summary of the requirements of our Bylaws. Shareholders intending to submit a nomination at the 2012 Annual Meeting must comply with the provisions specified in our Bylaws, as amended and restated effective November 5, 2010, which were filed with the SEC as an exhibit to the Quarterly Report on Form 10-Q for the period ended October 2, 2010.

Contact Information

Shareholder proposals should be sent to:

EMS Technologies, Inc.
660 Engineering Drive
Norcross, Georgia 30092
Attention: Secretary

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of our Proxy Statement and Annual Report to the shareholders’ address unless contrary instructions were given by any shareholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future, and save us the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by calling (800) 542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to: EMS Technologies, Inc., Investor Relations, 660 Engineering Drive, Norcross, GA 30092, or contact Investor Relations at (770) 263-9200.

AVAILABLE INFORMATION

We file Annual Reports on Form 10-K with the SEC. A copy of the Annual Report (including exhibits) for the fiscal year ended December 31, 2010, is available through our website at www.ems-t.com. A printed copy of the Annual Report (excluding exhibits) may be obtained, free of charge, upon written request by any shareholder to EMS Technologies, Inc., Attn: Gary B. Shell, Treasurer, 660 Engineering Drive, Norcross, Georgia 30092. Copies of all exhibits to the Annual Report are available upon a similar request, subject to payment of a $0.15 per page charge to reimburse us for the expense.

Norcross, Georgia
March   , 2011

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS IN
THE SOLICITATION OF PROXIES
BY EMS TECHNOLOGIES, INC.

Under applicable SEC regulations, each member of the Board of Directors and certain officers and employees may be deemed to be “participants” with respect to our solicitation of proxies in connection with our 2011 Annual Meeting of Shareholders. Certain information about the persons who may be deemed “participants” is provided below.

Directors and Director Nominees

The names of our directors and director nominees are set forth below. The principal occupations of our directors who may be deemed participants in our solicitation, other than Mr. O’Connell and Mr. Woodward, are set forth in this Proxy Statement under “Election of Directors,” and the business address at which each director carries out such principal occupation is set forth below. Mr. O’Connell is currently a private consultant on defense matters. Mr. Woodward is currently Senior Executive Vice President — Business Development for National Security Services with Accenture, a global management consulting, technology services and outsourcing services company.

Name	Principal Business Address

Richard A. Beyer	Wheeling Jesuit University, Inc. 316 Washington Avenue Wheeling, WV 26003

John R. Bolton	American Enterprise Institute 1150 17th Street, NW Washington, DC 20036

Hermann Buerger	EMS Technologies, Inc. 660 Engineering Drive Norcross, GA 30092

Joseph D. Burns	United Airlines — WHQSD 1200 E. Algonquin Road Elk Grove, IL 60007

Russell G. Chew	1250 24th Street N.W., Suite 300 Washington, D.C. 20037

John R. Kreick	EMS Technologies, Inc. 660 Engineering Drive Norcross, GA 30092

Neilson A. Mackay	EMS Technologies, Inc. 660 Engineering Drive Norcross, GA 30092

John B. Mowell	Mowell Financial Group, Inc. 407 E. 6th Avenue Tallahassee, FL 32303

Thomas W. O’Connell	EMS Technologies, Inc. 660 Engineering Drive Norcross, GA 30092

Name	Principal Business Address

Bradford W. Parkinson	Aeronautics & Astronautics Dept. Mail Stop 4035 Stanford University 496 Lomita Mall Stanford, CA 94305-4035

Norman E. Thagard	FAMU-FSU College of Engineering 2525 Pottsdamer Road, Room B 206I Tallahassee, FL 32310

John L. Woodward, Jr.	Accenture 11951 Freedom Drive Reston, VA 20190

Officers and Employees

The principal occupations of our officers and employees (who are not otherwise directors) who may be deemed “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with us, and the business address of such persons is EMS Technologies, Inc., 660 Engineering Drive, Norcross, GA 30092.

Name	Principal Occupation

Gary B. Shell	Senior Vice President, Chief Financial Officer and Treasurer
Timothy C. Reis	Vice President and General Counsel
David M. Sheffield	Vice President, Finance and Chief Accounting Officer
Stephen M. Newell	Vice President and General Manager, LXE
John C. Jarrell	Vice President and General Manager, EMS Aviation
Nils A. Helle	Vice President and Chief of Staff
Constandino Koutrouki	Vice President and General Manager, EMS Global Resource Management
Marion Van Fosson	Vice President and General Manager, EMS Defense & Space

Information Regarding Ownership of Our Securities by Participants

The number of shares of our common stock held by our directors, director nominees and named executive officers is set forth in this Proxy Statement under “Security Ownership.” In addition, the following table sets forth the number shares of our common stock beneficially owned by certain officers and employees who may be deemed “participants” in our solicitation of proxies as of March      , 2011. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Each person possessed sole voting and investment power with respect to the shares shown. Shares of our common stock owned of record by each of the participants are beneficially owned by such person.

		Amount of
Name	Title	Beneficial Ownership(1)

David M. Sheffield	Vice President, Finance and Chief Accounting Officer	10,557
John C. Jarrell	Vice President and General Manager, EMS Aviation	—
Nils A. Helle	Vice President and Chief of Staff	7,088
Marion Van Fosson	Vice President and General Manager, EMS Defense & Space	79

(1)	Includes options that are currently exercisable or will be exercisable within 60 days in the amounts of 8,167 for Mr. Sheffield and 6,025 for Mr. Helle.

Information Regarding Transactions in Our Securities by Participants

The following table sets forth purchases and sales of shares of our securities by the participants listed below during the last two years. Unless otherwise indicated, all transactions were in the open market or pursuant to our equity compensation plans. None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

		Number of Shares of
		Common Stock, Options
		to Purchase Shares of
		Common Stock, and
		Units Acquired or
Name	Date	(Disposed of)	Notes

Richard A. Beyer	—	—	—
John R. Bolton	2/17/2011	202.74	Acquisition - Award of phantom-stock units
	1/7/2011	5,000	Acquisition - Stock option exercise
	11/5/2010	210.53	Acquisition - Award of phantom-stock units
	8/12/2010	257.9	Acquisition - Award of phantom-stock units
	5/11/2010	252.05	Acquisition - Award of phantom-stock units
	5/11/2010	5,000	Acquisition - Award of stock option
	2/18/2010	291.76	Acquisition - Award of phantom-stock units
	11/12/2009	307.69	Acquisition - Award of phantom-stock units
	8/14/2009	204.29	Acquisition - Award of phantom-stock units
	7/27/2009	15,000	Acquisition - Award of stock option
Hermann Buerger	2/17/2011	202.74	Acquisition - Award of phantom-stock units
	11/5/2010	210.53	Acquisition - Award of phantom-stock units
	8/12/2010	257.9	Acquisition - Award of phantom-stock units
	5/11/2010	252.05	Acquisition - Award of phantom-stock units
	5/11/2010	5,000	Acquisition - Award of stock option
	2/18/2010	291.76	Acquisition - Award of phantom-stock units
	2/8/2010	(335.46)	Disposition - Phantom-stock units
	2/8/2010	(2,640.9)	Disposition - Phantom-stock units
	11/12/2009	307.69	Acquisition - Award of phantom-stock units
	8/14/2009	204.29	Acquisition - Award of phantom-stock units
	6/16/2009	334	Acquisition - Stock option exercise
	6/16/2009	(225)	Disposition - Surrender of stock for payment of exercise price
	5/1/2009	209.97	Acquisition - Award of phantom-stock units
	5/1/2009	5,000	Acquisition - Award of stock option
Joseph D. Burns	2/17/2011	202.74	Acquisition - Award of phantom-stock units
	11/5/2010	210.53	Acquisition - Award of phantom-stock units
	8/12/2010	257.9	Acquisition - Award of phantom-stock units
	5/11/2010	252.05	Acquisition - Award of phantom-stock units
	5/11/2010	15,000	Acquisition - Award of stock option
Russell G. Chew	—	—	—
John R. Kreick	2/17/2011	202.74	Acquisition - Award of phantom-stock units
	1/10/2011	(192.56)	Disposition - Phantom-stock units
	1/10/2011	(204.73)	Disposition - Phantom-stock units
	11/5/2010	210.53	Acquisition - Award of phantom-stock units
	8/12/2010	257.9	Acquisition - Award of phantom-stock units
	5/11/2010	252.05	Acquisition - Award of phantom-stock units
	5/11/2010	5,000	Acquisition - Award of stock option
	2/18/2010	291.76	Acquisition - Award of phantom-stock units
	2/8/2010	(172.64)	Disposition - Phantom-stock units
	2/8/2010	(665.67)	Disposition - Phantom-stock units
	1/11/2010	(192.52)	Disposition - Phantom-stock units
	11/12/2009	426.92	Acquisition - Award of phantom-stock units
	8/14/2009	280.9	Acquisition - Award of phantom-stock units
	5/1/2009	293.96	Acquisition - Award of phantom-stock units
	5/1/2009	5,000	Acquisition - Award of stock option

		Number of Shares of
		Common Stock, Options
		to Purchase Shares of
		Common Stock, and
		Units Acquired or
Name	Date	(Disposed of)	Notes

John B. Mowell	2/17/2011	202.74	Acquisition - Award of phantom-stock units
	1/10/2011	(513.12)	Disposition - Phantom-stock units
	1/10/2011	(611.7)	Disposition - Phantom-stock units
	11/5/2010	210.53	Acquisition - Award of phantom-stock units
	8/12/2010	257.9	Acquisition - Award of phantom-stock units
	5/11/2010	252.05	Acquisition - Award of phantom-stock units
	5/11/2010	5,000	Acquisition - Award of stock option
	2/18/2010	291.76	Acquisition - Award of phantom-stock units
	2/8/2010	(191.78)	Disposition - Phantom-stock units
	2/8/2010	(191.76)	Disposition - Phantom-stock units
	2/8/2010	(1,158.97)	Disposition - Phantom-stock units
	2/8/2010	(1,158.88)	Disposition - Phantom-stock units
	1/11/2010	(513.1)	Disposition - Phantom-stock units
	11/13/2009	2,500	Acquisition - Open market purchase of stock
	11/12/2009	769.23	Acquisition - Award of phantom-stock units
	11/9/2009	2,500	Acquisition - Open market purchase of stock
	6/29/2009	(254)	Disposition - Surrender of stock for payment of exercise price
	6/29/2009	380	Acquisition - Stock option exercise
	8/14/2009	510.73	Acquisition - Award of phantom-stock units
	5/1/2009	524.93	Acquisition - Award of phantom-stock units
	5/1/2009	5,000	Acquisition - Award of stock option
	4/24/2009	3,000	Acquisition - stock option exercise
	4/24/2009	(1,965)	Disposition - Surrender of stock for payment of exercise price
	3/16/2009	(4,560)	Disposition - open market sale of stock
	3/6/2009	(606)	Disposition - open market sale of stock
Thomas W. O’Connell	2/17/2011	202.74	Acquisition - Award of phantom-stock units
	11/5/2010	210.53	Acquisition - Award of phantom-stock units
	8/12/2010	257.9	Acquisition - Award of phantom-stock units
	5/11/2010	252.05	Acquisition - Award of phantom-stock units
	5/11/2010	5000	Acquisition - Award of stock option
	2/18/2010	291.76	Acquisition - Award of phantom-stock units
	11/12/2009	307.69	Acquisition - Award of phantom-stock units
	8/14/2009	204.29	Acquisition - Award of phantom-stock units
	5/1/2009	209.97	Acquisition - Award of phantom-stock units
	5/1/2009	5,000	Acquisition - Award of stock option
Bradford W. Parkinson	2/17/2011	253.42	Acquisition - Award of phantom-stock units
	1/10/2011	(439.11)	Disposition - Phantom-stock units
	11/5/2010	263.16	Acquisition - Award of phantom-stock units
	8/12/2010	322.37	Acquisition - Award of phantom-stock units
	5/11/2010	315.06	Acquisition - Award of phantom-stock units
	5/11/2010	5,000	Acquisition - Award of stock option
	2/18/2010	364.7	Acquisition - Award of phantom-stock units
	11/12/2009	538.46	Acquisition - Award of phantom-stock units
	8/14/2009	357.51	Acquisition - Award of phantom-stock units
	5/1/2009	367.54	Acquisition - Award of phantom-stock units
	5/1/2009	5,000	Acquisition - Award of stock options

		Number of Shares of
		Common Stock, Options
		to Purchase Shares of
		Common Stock, and
		Units Acquired or
Name	Date	(Disposed of)	Notes

Norman E. Thagard	2/17/2011	253.42	Acquisition - Award of phantom-stock units
	1/10/2011	(1,030.1)	Disposition - Phantom-stock units
	12/21/2010	62.66	Acquisition - Award of phantom-stock units
	11/5/2010	513.17	Acquisition - Award of phantom-stock units
	8/12/2010	548.03	Acquisition - Award of phantom-stock units
	5/11/2010	598.6	Acquisition - Award of phantom-stock units
	5/1/2010	5,000	Acquisition - Award of phantom-stock units
	2/18/2010	729.38	Acquisition - Award of phantom-stock units
	2/8/2010	(288.53)	Disposition - Phantom-stock units
	2/8/2010	(598.17)	Disposition - Phantom-stock units
	11/12/2009	750	Acquisition - Award of phantom-stock units
	8/14/2009	485.19	Acquisition - Award of phantom-stock units
	5/1/2009	459.32	Acquisition - Award of phantom-stock units
	5/1/2009	5,000	Acquisition - Award of stock option
	4/13/2009	92	Acquisition - Stock option exercise
	4/13/2009	292	Acquisition - Stock option exercise
John L. Woodward, Jr.	2/17/2011	202.74	Acquisition - Award of phantom-stock units
	1/10/2011	(2,766.35)	Disposition - Phantom-stock units
	11/5/2010	210.53	Acquisition - Award of phantom-stock units
	8/12/2010	257.9	Acquisition - Award of phantom-stock units
	5/11/2010	252.05	Acquisition - Award of phantom-stock units
	5/11/2010	5000	Acquisition - Award of stock option
	2/18/2010	291.76	Acquisition - Award of phantom-stock units
	1/11/2010	(2,238.79)	Disposition - Phantom-stock units
	11/12/2009	1,192.31	Acquisition - Award of phantom-stock units
	8/14/2009	510.73	Acquisition - Award of phantom-stock units
	6/30/2009	395	Acquisition - Stock option exercise
	5/1/2009	787.4	Acquisition - Award of phantom-stock units
	5/1/2009	5,000	Acquisition - Award of stock option
Neilson A. Mackay	2/16/2011	45,000	Acquisition - Award of stock option
	1/12/2011	3,300	Acquisition - Stock option exercise
	1/12/2011	(2,566)	Disposition - Surrender of stock for payment of exercise price
	1/12/2011	(225)	Disposition - Surrender of stock for tax withholding
	12/31/2010	1,366	Acquisition - Stock purchase through employee stock plan
	7/28/2010	2,000	Acquisition - Restricted stock vesting
	7/28/2010	(529)	Disposition - Surrender of stock for tax withholding
	2/18/2010	50,000	Acquisition - Award of stock option
	12/31/2009	1,033	Acquisition - Stock purchase through employee stock plan
	7/28/2009	2,000	Acquisition - Restricted stock vesting
	7/28/2009	(529)	Disposition - Surrender of stock for tax withholding

		Number of Shares of
		Common Stock, Options
		to Purchase Shares of
		Common Stock, and
		Units Acquired or
Name	Date	(Disposed of)	Notes

Gary B. Shell	2/16/2011	25,000	Acquisition - Award of stock option
	12/31/2010	820	Acquisition - Stock purchase through employee stock plan
	5/2/210	500	Acquisition - Restricted stock vesting
	2/18/2010	30,000	Acquisition - Award of stock option
	12/31/2009	763	Acquisition - Stock purchase through employee stock plan
	5/2/2009	500	Acquisition - Restricted stock vesting
Timothy C. Reis	2/16/2011	13,500	Acquisition - Award of stock option
	12/31/2010	1,086	Acquisition - Stock purchase through employee stock plan
	2/18/2010	20,000	Acquisition - Award of stock option
	12/31/2009	997	Acquisition - Stock purchase through employee stock plan
David M. Sheffield	2/16/2011	11,000	Acquisition - Award of stock option
	12/31/2010	429	Acquisition - Stock purchase through employee stock plan
	7/22/2010	400	Acquisition - Restricted stock vesting
	7/22/2010	(106)	Disposition - Surrender of stock for tax withholding
	12/31/2009	392	Acquisition - Stock purchase through employee stock plan
	2/18/2010	17,000	Acquisition - Award of stock option
	7/22/2009	400	Acquisition - Restricted stock vesting
	7/22/2009	(106)	Disposition - Surrender of stock for tax withholding
Stephen M. Newell	2/16/2011	13,500	Acquisition - Award of stock option
	12/31/2010	484	Acquisition - Stock purchase through employee stock plan
	8/16/2010	10,000	Acquisition - Open market purchase of stock
	2/18/2010	23,000	Acquisition - Award of stock option
	11/5/2009	200	Acquisition - Open market purchase of stock
	12/31/2009	437	Acquisition - Stock purchase through employee stock plan
	5/1/2009	5,000	Acquisition - Award of stock option
John C. Jarrell	2/16/2011	16,000	Acquisition - Award of stock option
	11/22/2010	5,000	Acquisition - Award of stock option
Marion Van Fosson	2/16/2011	14,500	Acquisition - Award of stock option
	12/31/2010	79	Acquisition - Common stock purchase through employee stock plan
	8/23/2010	5,000	Acquisition - Award of stock option
Nils Helle	2/16/2011	17,500	Acquisition - Award of stock option
Constandino Koutrouki	2/16/2011	17,000	Acquisition - Award of stock option

Information Regarding Arrangements with Certain Participants

MMI Investments, L.P. has provided notice that it intends to nominate a slate of four director nominees for election to our Board of Directors at the Annual Meeting. If these nominees are elected to the Board of Directors, four of the ten positions on the Board of Directors will change and under such circumstances, which could include future changes to our Board of Directors, there may be a “change of control” under our

Executive Annual Incentive Compensation Plan and our Executive Protection Agreements, which are described below.

Under the Executive Annual Incentive Compensation Plan, a “change of control” includes the election of a majority of the members of the Board of Directors who were not nominated or recommended for election by a majority of the previously serving Board. If a change in control occurs, participants who remain employed throughout the year would receive not less than their target awards for the year of the change in control. In the case of a qualifying termination within two years of the change in control, the terminated participant would also be entitled to payment of his target award for that year.

As described in the Proxy Statement under “Employment Arrangements — Payments in the Event of Certain Terminations,” certain of our executive officers, including Dr. Mackay and Messrs. Shell, Reis, Koutrouki and Newell are parties to Executive Protection Agreements with the Company. Certain other participants, including Messrs. Sheffield, Helle, Jarrell and Van Fosson, are also parties to Executive Protection Agreements. These agreements may require us to make or provide certain payments and benefits to these executive officers in the event of a termination following a change of control. A change of control would include an election of members of the Board of Directors in which a majority of such members following the election shall not have been nominated or recommended for election by a majority of the members of the Board of Directors who were serving prior to such election. The material terms of the agreements for Dr. Mackay and Messrs. Shell, Koutrouki, Newell and Reis are described in the Proxy Statement, and the agreements for Messrs. Sheffield, Helle, Jarrell and Van Fosson have substantially similar terms.

Miscellaneous Information Concerning Participants

Except as described in this Appendix A or this Proxy Statement, no participant nor any of their respective affiliates or associates, referred to together as the participant affiliates, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at our 2011 Annual Meeting of Shareholders.

Except as described in this Appendix A or in this Proxy Statement, none of the participants nor any of the participant affiliates, (i) directly or indirectly beneficially owns any shares of our common stock or any securities of any subsidiary of ours or (ii) has had any relationship with us in any capacity other than as a shareholder, employee, officer or director. Furthermore, except as described in this Proxy Statement, neither any participant nor any participant affiliate is either a party to any transaction or series of transactions since the beginning of 2010, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company was or is to be a party, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or participant affiliate had, or will have, a direct or indirect material interest.

Except as described in this Proxy Statement, no participant or participant affiliate has entered into any agreement or understanding with any person respecting any future employment by us or any of our affiliates or any future transactions to which we or any of our affiliates will or may be a party. Except as described in this Proxy Statement, there are no contracts, arrangements or understandings by any participant or participant affiliate within the past year with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X EMS Technologies, Inc. 01AO8F 1 U PX + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4 and every 1 YR for Proposal 3. For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain 2. An advisory vote on executive compensation, often referred to as a “say on pay.” 3. An advisory vote on the frequency of future advisory votes on compensation, often referred to as a “say when on pay.” 4. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011. 5. The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 — Richard A. Beyer 04 — Joseph D. Burns 07 — Neilson A. Mackay 02 — John R. Bolton 05 — Russell G. Chew 08 — John B. Mowell 03 — Hermann Buerger 06 - John R. Kreick 09 — Bradford W. Parkinson 1. The election of ten Directors nominated by the Board of Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 10 - Norman E. Thagard 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 1 1 3 2 8 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._ Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on May 11, 2011. Vote by Internet • Log on to the Internet and go to http://proxy.georgeson.com/ • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. .

Notice of 2011 Annual Meeting of Shareholders 660 Engineering Drive Norcross GA 30092 Proxy
Solicited by Board of Directors for Annual Meeting — May 12, 2011 John B. Mowell, Neilson A. Mackay, and Timothy C. Reis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of EMS Technologies, Inc. that will be held at 11:00 a.m. local Atlanta time on May 12, 2011, at the Company’s headquarters at 660 Engineering Drive, Norcross, Georgia 30092. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 4 and every 1 YR for Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual meeting or any adjournment thereof. (Items to be voted appear on reverse side.) Proxy — EMS Technologies, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X EMS Technologies, Inc. 01AO9E 1 U PX + _ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _ Annual Meeting Proxy Card . B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4 and every 1 YR for Proposal 3. For Against Abstain 1 Yr 2 Yrs 3 Yrs Abstain 2. An advisory vote on executive compensation, often referred to as a “say on pay.” 3. An advisory vote on the frequency of future advisory votes on compensation, often referred to as a “say when on pay.” 4. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011. 1. The election of ten Directors nominated by the Board of Directors: IMPORTANT ANNUAL MEETING INFORMATION 01 — Richard A. Beyer 04 — Joseph D. Burns 07 - Neilson A. Mackay 02 — John R. Bolton 05 — Russell G. Chew 08 — John B. Mowell 03 — Hermann Buerger 06 — John R. Kreick 09 — Bradford W. Parkinson For Withhold For Withhold For Withhold 10 — Norman E. Thagard 1 1 3 2 8 5 2

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Notice of 2011 Annual Meeting of Shareholders 660 Engineering Drive Norcross GA 30092 Proxy Solicited by Board of Directors for Annual Meeting — May 12, 2011 John B. Mowell, Neilson A. Mackay, and Timothy C. Reis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of EMS Technologies, Inc. that will be held at 11:00 a.m. local Atlanta time on May 12, 2011, at the Company’s headquarters at 660 Engineering Drive, Norcross, Georgia 30092. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 4 and every 1 YR for Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual meeting or any adjournment thereof. (Items to be voted appear on reverse side.) Proxy — EMS Technologies, Inc.